Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HELIOS AND MATHESON ANALYTICS INC.,

ZONE ACQUISITION, INC.

AND

ZONE TECHNOLOGIES, INC.

Dated as of July 7, 2016

TABLE OF CONTENTS

Page

Article 1 Transactions and Terms of Merger		2

1.1	Merger.	2
1.2	Time and Place of Closing.	2
1.3	Effective Time.	2
1.4	Charter and Bylaws.	3
1.5	Directors and Officers.	3
1.6	Conversion of Shares.	3
1.7	Anti-Dilution Provisions.	4
1.8	Dissenting Shares.	5
1.9	Exchange Procedures.	5
1.10	Rights of Former Company Shareholders.	7
1.11	Tax Consequences.	7

Article 2 Representations and Warranties of the Company		8

2.1	Authority Relative to this Agreement	8
2.2	Organization and Qualification; Subsidiaries	8
2.3	No Material Change	8
2.4	No Violations	9
2.5	Consents	9
2.6	Capitalization	9
2.7	Ownership of Subsidiaries	10
2.8	Company Financial Statements.	10
2.9	Books and Records	11
2.10	Minute Books	12
2.11	No Undisclosed Liabilities	12
2.12	Taxes	12
2.13	Litigation	13
2.14	Company Material Contracts	14
2.15	Permits.	14
2.16	Expropriation	14
2.17	Rights of Other Persons	15
2.18	Intellectual Property	15
2.19	Compliance with Laws	17
2.20	Employment Matters	18
2.21	Related Party Transactions	18
2.22	Registration Rights	19
2.23	Restrictions on Business Activities	19
2.24	Brokers	19
2.25	Insurance	19
2.26	No Cease Trade	19
2.27	Securities Laws	19
2.28	Certain Business Practices	19
2.29	Employee Benefits Plans.	20

i

2.30	Anti-Takeover Provisions.	21
2.31	Survival of Representations and Warranties.	21

Article 3 Representations and Warranties of HELIOS and Sub		21

3.1	Authority Relative to this Agreement	21
3.2	Organization and Qualification; Subsidiaries	22
3.3	No Material Change	22
3.4	No Violations	23
3.5	Consents	23
3.6	Capitalization	23
3.7	Ownership of Subsidiaries	24
3.8	Helios SEC Documents; Financial Statements.	24
3.9	Books and Records	26
3.10	Minute Books	26
3.11	No Undisclosed Liabilities	26
3.12	Taxes	26
3.13	Litigation	28
3.14	Material Contracts	28
3.15	Permits.	29
3.16	Expropriation	29
3.17	Rights of Other Persons	29
3.18	Intellectual Property	29
3.19	Compliance with Laws	32
3.20	Employment Matters	32
3.21	Related Party Transactions	33
3.22	Registration Rights	33
3.23	Restrictions on Business Activities	33
3.24	Brokers	33
3.25	Insurance	33
3.26	No Cease Trade	33
3.27	Securities Laws	34
3.28	Certain Business Practices	34
3.29	Anti-Takeover Provisions.	34
3.30	Ownership and Operations of Sub.	34

3.31	Employee Benefits Plans.	34
3.32	Listing Compliance.	35
3.33	Survival of Representations and Warranties.	35

Article 4 Conduct of Business Pending Consummation		35

4.1	Affirmative Covenants of the Company.	35
4.2	Negative Covenants of the Company.	36
4.3	Affirmative Covenants of Helios.	38
4.4	Negative Covenants of Helios.	38
4.5	Notification of Certain Matters.	41
4.6	No Control of Other Party’s Business; Other Actions.	41
4.7	Preparation of Registration Statement; Required Company Vote.	42
4.8	No Solicitation.	44
4.9	Access to Information.	47
4.10	Filing with State Office.	47
4.11	Directors’ and Officers’ Indemnification and Insurance.	47
4.12	Press Releases.	49
4.13	Takeover Laws; Charter Provisions; No Rights Plan.	49
4.14	Shareholder Litigation.	49
4.15	Governance Matters.	50
4.16	NASDAQ Listing.	50
4.17	Voting and Support Agreements.	50
4.18	Helios Board of Directors.	50
4.19	Amendment to Helios Equity Incentive Plan	50
4.20	Employment Agreements.	51

Article 5 Conditions Precedent to Obligations to Consummate		51

5.1	Conditions to Obligations of Each Party.	51
5.2	Conditions to Obligations of Helios and Sub.	53
5.3	Conditions to Obligations of the Company.	53

Article 6 Termination		54

6.1	Termination.	54
6.2	Effect of Termination.	56
6.3	Expenses	58

Article 7 Miscellaneous		58

7.1	Definitions.	58
7.2	Non-Survival of Representations, Warranties and Agreements.	68
7.3	Disclosure Schedules.	68
7.4	Governing Law; Jurisdiction.	69
7.5	WAIVER OF JURY TRIAL	69
7.6	Severability; Construction.	69
7.7	Specific Performance.	70
7.8	Entire Agreement.	70
7.9	Amendments.	70
7.10	Extension; Waivers.	70
7.11	Parties in Interest.	71
7.12	Assignment.	71
7.13	Notices.	71
7.14	Counterparts.	72
7.15	Captions; Articles and Sections.	72
7.16	Recitals.	72
7.17	Interpretations.	72

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 7, 2016, by and among HELIOS AND MATHESON ANALYTICS INC., a Delaware corporation (“Helios”); ZONE ACQUISITION, INC., a Nevada corporation (“Sub”), and ZONE TECHNOLOGIES, INC., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 7.1.

Recitals

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of the Company and its stockholders, and declared it advisable to enter into this Agreement with Helios and Sub and consummate the transactions described herein;

WHEREAS, the board of directors of Helios (the “Helios Board”) and the board of directors of Sub have determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of Helios, Sub and Helios’ shareholders and Sub’s sole stockholder, respectively, and have determined that it is in the best interests of Helios and Sub and Helios’ shareholders and Sub’s sole stockholder, respectively, and declared it advisable, to enter into this Agreement and consummate the transactions described herein (the “Helios Board Recommendation”);

WHEREAS, the Company Board has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval and adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”);

WHEREAS, the board of directors of Sub, has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval of this Agreement and the transactions contemplated hereby by the sole stockholder of Sub;

WHEREAS, it is the intention of the Parties to this Agreement that the Merger for U.S. federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, at the Effective Time, Sub shall merge with and into the Company, with the Company surviving such merger, and the outstanding shares of Company Common Stock shall be converted into the right to receive shares of Helios Common Stock (except as provided herein) and, upon the terms and subject to the conditions of this Agreement, the Company shall continue to conduct its business and operations as a wholly owned subsidiary of Helios.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties hereby agree as follows:

Article 1
Transactions and Terms of Merger

1.1     Merger.

On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the provisions of the Nevada Revised Statutes, (the “NRS”) and with the effects provided in the NRS (the “Merger”). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger and shall be a wholly owned Subsidiary of Helios and shall continue to be governed by the Laws of the State of Nevada. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of the Company and Sub, all real property and personal property, tangible and intangible, of every kind and description, belonging to each of the Company and Sub shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate, or any interest therein, vested in each of the Company and Sub shall not revert or be in any way impaired by reason of such Merger, the Surviving Corporation shall be liable for all the obligations and liabilities of each of the Company and Sub and any claim existing or Legal Proceeding pending by or against each of the Company and Sub may be enforced as if such Merger had not taken place, and neither the rights of creditors nor any liens upon, or security interests in, the property of each the Company and Sub shall be impaired by such merger or consolidation.

1.2     Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m., New York City time, or such other time as the Parties, acting through their authorized officers, may mutually agree, on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day following the satisfaction or waiver of the conditions (excluding the conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at Closing) set forth in Article 5, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Mitchell Silberberg & Knupp, LLP, 12 East 49th Street, 30th Floor, New York, New York 10017 (or pursuant to the electronic or other remote exchange of documents and closing deliverables required by this Agreement), unless another place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3     Effective Time.

Concurrently with the Closing, the Company, Helios and Sub shall cause articles of merger relating to the Merger substantially in the form attached hereto as Exhibit A (the “Articles of Merger”) to be duly executed and filed with the office of the Secretary of State of the State of Nevada as provided under the NRS. The Merger shall become effective on the date and time at which the Articles of Merger have been properly filed with the Secretary of State of the State of Nevada and such date and time is hereinafter referred to as the “Effective Time.” The Merger shall have the effects set forth in this Agreement and the NRS.

1.4          Charter and Bylaws.

At the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Sub in effect immediately prior to the Effective Time, and the bylaws of the Surviving Corporation shall be the bylaws of Sub in effect immediately prior to the Effective Time, in each case until thereafter amended in accordance with their respective terms and the NRS, provided that each shall be amended to change the name of the Company therein to “Zone Technologies, Inc.”

1.5          Directors and Officers.

The directors of Sub in office immediately prior to the Effective Time (together with such additional persons as may be appointed or elected to become directors of the Surviving Corporation effective as of the Effective Time), shall be those persons set forth on Schedule 1.5 and shall be the directors of the Surviving Corporation at and as of the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation and the NRS. The officers of Sub shall be those persons set forth on Schedule 1.5 at and as of the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation and the NRS.

1.6          Conversion of Shares.

Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions of this Article 1, at the Effective Time, by virtue of the Merger and without any action on the part of Helios, the Company, Sub or any holder of Company Common Stock:

(a)     Conversion of Sub Common Stock. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Converted Shares”). The Converted Shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation at the Effective Time. From and after the Effective Time, the certificate representing the outstanding shares of Sub Common Stock shall be deemed for all purposes to represent the Converted Shares until the board of directors of the Surviving Corporation issues a new certificate in respect of such shares.

(b)     Shares Held by the Company or Helios. Each of the shares of Company Common Stock held by any of the Company Entities (including shares of Company Common Stock held in treasury by the Company) or by any of the Helios Entities shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(c)     Conversion of Company Common Stock. Each share of Company Common Stock (excluding shares cancelled pursuant to Section 1.6(b) and any Dissenting Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of Helios Common Stock in the ratio (the “Exchange Ratio”) of 0.174 shares of Helios Common Stock for such share of Company Common Stock (the “Merger Consideration”), such that the capital structure of Helios immediately after the Effective Time and satisfaction of the conditions to Closing set forth in Article 5 hereof shall be as set forth in Exhibit B hereto (the “Post-Merger Capitalization”). The Company and Helios agree to cooperate in good faith to amend this Agreement prior to the conclusion of the Due Diligence Review Period to adjust the Exchange Ratio if and to the extent needed for the conversion of Company Common Stock to Helios Common Stock hereunder to remain consistent with the Post-Merger Capitalization and the preceding sentence. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Company Certificate”) or book-entry share (a “Book-Entry Share”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Company Certificate or Book-Entry Share in accordance with Section 1.9.

(d)     Fractional Shares. In no event shall any holder of Company Common Stock be entitled to a fractional share of Helios Common Stock. Notwithstanding any other provision of this Agreement, where the aggregate number of shares of Helios Common Stock to be issued to a holder of shares of Company Common Stock pursuant to the Merger would result in a fraction of a share of Helios Common Stock (after taking into account all Company Certificates and Book-Entry Shares delivered by such holder), the number of shares of Helios Common Stock to be received by such holder of Company Common Stock shall be rounded down to the nearest whole share of Helios Common Stock.

1.7          Anti-Dilution Provisions.

If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Helios Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any adjustments or payments to be made under Section 1.6, together with equity incentive awards issuable pursuant to the Helios 2014 Equity Incentive Plan, as amended by the Helios Plan Amendment, as provided by Section 4.19 hereof, which are based upon the number of shares of Company Common Stock or Helios Common Stock, shall be correspondingly adjusted to provide the holders of Company Common Stock and recipients of such equity incentive awards, the same economic effect as contemplated by this Agreement prior to such event.

1.8          Dissenting Shares.

Notwithstanding anything to the contrary set forth in this Agreement, no shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with the NRS in connection with the Merger (collectively, “Dissenting Shares”) shall be converted into a right to receive that portion of the Merger Consideration otherwise issuable to the holder of such Dissenting Shares as provided in Section 1.6(c), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the NRS. Each holder of Dissenting Shares who, in accordance with the NRS, becomes entitled to payment of the “fair value” for such shares shall receive payment therefor from the Surviving Corporation in accordance with such laws (but only after the value therefore shall have been agreed upon or finally determined pursuant to the NRS); provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or failed to perfect or lost such holder’s right to appraisal and payment of such shares under the NRS, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been cancelled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from Helios shares of Helios Common Stock, as provided in Section 1.6. The Company shall provide Helios with (i) prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the NRS that relates to such demand, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Helios, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.9          Exchange Procedures.

(a)     On the Closing Date, Helios shall make available to Helios’ transfer agent (the “Exchange Agent”), for exchange in accordance with this Section 1.9, the shares of Helios Common Stock issuable pursuant to this Agreement. Promptly after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of a Company Certificate or Book-Entry Shares (other than Dissenting Shares”) immediately prior to the Effective Time, appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Company Certificates or Book-Entry Shares shall pass, only upon proper delivery of such Company Certificates or Book-Entry Shares to the Exchange Agent). Each holder of shares of Company Common Stock that have been converted into the right to receive Merger Consideration shall be entitled to receive the Merger Consideration in respect of any share of Company Common Stock represented by a Company Certificate or any Book-Entry Share upon (i) surrender to the Exchange Agent of such Company Certificate, together with a duly completed and validly executed letter of transmittal and duly endorsed as the Exchange Agent may require or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request) in the case of book-entry of Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock represented by Company Certificates or Book-Entry Shares that are not registered in the transfer records of the Company, the consideration provided in Section 1.6 may be issued to a transferee if the Company Certificates representing such shares or Book-Entry Shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer Taxes have been paid. If any Company Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Company Certificate to be lost, mislaid, stolen or destroyed, and (ii) any other documents necessary to evidence and effect the bona fide exchange thereof (collectively (i) and (ii) being the “Lost Certificate Documents”), the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Company Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Helios shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 1.6. No interest will accrue or be paid to any holder of Company Common Stock.

(b)     After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 1.6(b) and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall surrender or transfer the Company Certificate or Company Certificates representing such shares or Book-Entry Shares to the Exchange Agent together with a duly completed and validly executed letter of transmittal, duly endorsed as the Exchange Agent may require, and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 1.6 in one or more shares of Helios Common Stock, which shall be in uncertificated book entry form unless a physical certificate is requested, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 1.7. Helios shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders or transfers such holder’s Company Certificate or Company Certificates or Book-Entry Shares for exchange or the Lost Certificate Documents as provided in this Section 1.9.

(c)     Any portion of the aggregate Merger Consideration that remains unclaimed by the holders of Company Common Stock for one year after the Effective Time shall be returned to Helios (together with any dividends or earnings in respect thereof). Any holders of Company Common Stock who have not theretofore complied with this Article 1 shall thereafter be entitled to look only to Helios, and only as a general creditor thereof, for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon or at the election of Helios delivery of the Merger Consideration which could have been claimed by such holder pursuant to Section 1.9.

(d)     Any other provision of this Agreement notwithstanding, none of Helios, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts of consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by Law, the property of Helios free and clear of any claims or interest of any Person previously entitled thereto.

(e)     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all Assets, property, rights, privileges, powers and franchises of the Company and Sub, the directors and officers of Helios and the Surviving Corporation shall have the authority to take all such lawful and necessary action.

1.10       Rights of Former Company Shareholders.

At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time, and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates and Book-Entry Shares representing shares of Company Common Stock (other than Dissenting Shares) are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 1. Until surrendered for exchange in accordance with the provisions of Section 1.9, each Company Certificate theretofore representing shares of Company Common Stock and each Book-Entry Share (other than shares to be canceled pursuant to Section 1.6(b) and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 1.6 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of the Company shall be entitled to vote after the Effective Time at any meeting of Helios shareholders the number of whole shares of Helios Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Company Certificates or Book-Entry Shares for shares of Helios Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Helios on the shares of Helios Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Helios Common Stock issuable pursuant to this Agreement, no dividend or other distribution payable to the holders of record of shares of Helios Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Company Certificates or Book-Entry Shares until such holder surrenders such Company Certificates or Book-Entry Shares for exchange as provided in Section 1.9. However, upon surrender of such Company Certificates or Book-Entry Shares, both the shares of Helios Common Stock (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Company Certificates or Book-Entry Shares.

1.11       Tax Consequences.

The Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each of the Parties shall, for U.S. federal income tax purposes, report the Merger as a reorganization within the meaning of Section 368 of the Code.

Article 2
Representations and Warranties of the Company

The Company represents and warrants to Helios and Sub that:

2.1          Authority Relative to this Agreement. The Company has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings, other than obtaining the Required Company Vote, on its part are necessary to authorize this Agreement or the Merger that have not been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

2.2          Organization and Qualification; Subsidiaries. Each of the Company and the Company Subsidiaries is a corporation or limited liability company, as applicable, duly incorporated, amalgamated, continued or created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly registered, licensed or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing or to have such Permits would not have a Company Material Adverse Effect.

2.3          No Material Change. Since June 15, 2016 (the “Company Balance Sheet Date”):

(a)     Each of the Company and the Company Subsidiaries has conducted its business only in the ordinary and regular course of business;

(b)     There has not occurred any event that constituted or with the passage of time would constitute a Company Material Adverse Effect;

(c)     The Company has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Company Common Stock;

(d)     The Company has not effected any material change in its accounting methods, principles or practices;

(e)     There has been no dividend or distribution of any kind declared, paid or made by the Company on any of the Company Common Stock;

(f)     The business and property of the Company and the Company Subsidiaries conform in all material respects to the description thereof contained in the documents made available by the Company to Helios in the electronic data room established by the Company, if any, or otherwise made available by the Company to Helios, and there has not been any acquisition or sale by the Company or the Company Subsidiaries of any material property or assets; and

(g)     Other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by the Company or the Company Subsidiaries of any debt for borrowed money, any creation or assumption by the Company, or the Company Subsidiaries of any Lien or any making by the Company of any loan, advance or capital contribution to or investment in any other Person.

2.4          No Violations. Neither the authorization, execution and delivery of this Agreement by the Company nor the completion of the transactions contemplated by the Agreement or the Merger, nor the performance of its obligations thereunder, nor compliance by the Company with any of the provisions hereof will:

(a)     Result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of: (i) the Organizational Documents of the Company or any of the Company Subsidiaries, (ii) any Permit or Material Contract to which the Company or any Company Subsidiary is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Company or any of the Company Subsidiaries is bound, or (iii) assuming that the Required Company Vote is obtained, any Law, regulation, order, judgment or decree applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets.

(b)     Give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitations under any note, bond, mortgage, indenture, Material Contract, license, franchise or Permit to which any the Company or any of the Company Subsidiaries is a party;

(c)     Give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(d)     Result in the imposition of any Lien upon any of the property or assets of the Company or any of the Company Subsidiaries or restrict, hinder, impair or limit the ability of either the Company or any of the Company Subsidiaries to conduct its business as and where it is now being conducted which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.5          Consents. No consents, approvals and notices are required from any third party under any Company Material Contracts in order for the Company or any of the Company Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Merger.

2.6          Capitalization.

(a)     The authorized capital of the Company consists of 500,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this Agreement, (i) 10,000,000 shares of Company Common Stock were issued and outstanding, and (ii) zero (0) shares of Company Common Stock were held by the Company in its treasury, and (iii) zero (0) shares of Company preferred stock were issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)     There are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”), or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the shares of Company Common Stock. There are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of the Company, except as contemplated by Section 4.17 hereof. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable Securities Laws and any applicable U.S. state securities and “blue sky” laws.

2.7          Ownership of Subsidiaries. As of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock of or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or Person. Representations, warranties and undertakings made herein by or with respect to any Company Subsidiary shall not be applicable until such time as the Company obtains a Company Subsidiary.

2.8          Company Financial Statements.

(a)     Section 2.8(a) of the Company Disclosure Schedule sets forth: (a) unaudited balance sheets of the Company (including the notes thereto) for the period from inception through December 31, 2015 and the related statements of income, changes in shareholders’ equity, and cash flow for the fiscal year then ended (“Company Unaudited Financial Statements”) and (b) unaudited balance sheets of the Company for the quarter ended March 31, 2016 and the period from April 1, 2016 ended June 15 2016, and the related consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the above periods (the unaudited financial statements referenced in this subparagraph (b) are referred to as the “Initial Company Interim Financial Statements”).

(b)     Prior to the Closing, the Company shall have delivered to the Company (a) the audited consolidated balance sheets of the Company (including the notes thereto) for the years ending December 31, 2015 and 2014 and the related consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the fiscal years then ended, which audit shall have been completed at the Company’s sole expense by Helios’s independent certified public accountants (“Company Audited Financial Statements”), and (b) the Initial Company Interim Financial Statements with any applicable adjustments after review by the Helios’s independent certified public accountants (the “Reviewed Company Interim Financial Statements”); and at the time of such delivery, Section 2.8(a) of the Company Disclosure Schedule shall be deemed amended and restated thereby. Any changes to the Company Unaudited Financial Statements reflected in the Company Audited Financial Statements, or adjustments to the Initial Company Interim Financial Statements, would not have a Company Material Adverse Effect.

(c)     The Company Audited Financial Statements, the Company Unaudited Financial Statements, the Initial Company Interim Financial Statements and the Reviewed Company Interim Financial Statements (collectively, the “Company Financial Statements”) fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, and with respect to the Reviewed Company Interim Financial Statements and the Company Audited Financial Statements, are or will be presented in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the foregoing balance sheets); the Company Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. To the Company’s Knowledge, no financial statements of any Person other than the Company are required by GAAP to be included in the Company Financial Statements.

(d)     The Company has delivered or made available to Helios true, complete and correct copies of all management letters, if any, relating to any audit or review of the Company Financial Statements, and all letters, if any, relating to the internal controls or other accounting practices of the Company.

(e)     Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

2.9          Books and Records. The financial books, records and accounts of the Company and its subsidiaries: (i) have been maintained in all material respects in accordance with applicable Laws and, if required, to the Company’s Knowledge, GAAP on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions, acquisitions and dispositions of the assets of the Company and its subsidiaries in all material respects; and (iii) accurately and fairly reflect in all material respects the basis for the Company Financial Statements.

2.10          Minute Books. The corporate minute books of the Company and the Company Subsidiaries contain minutes of substantially all meetings and resolutions of its board of directors and committees of such boards of directors or managers, as applicable, other than those portions of minutes of meetings reflecting discussions of the Merger, and shareholders or members, as applicable, held according to applicable Laws and are complete and accurate in all material respects.

2.11          No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any Liabilities, including those arising under any Law and those arising under any Contract or Lease, except for Liabilities (i) fully disclosed or reflected or reserved against on the balance sheet of the Company and the Company Subsidiaries as of the Company Balance Sheet Date (including the notes thereto) included in the Initial Company Interim Financial Statements, (ii) incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice and that have not had or would not reasonably be expected to have a Company Material Adverse Effect, (iii) disclosed in Section 2.11 of the Company Disclosure Schedule or (iv) as contemplated by this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby.

2.12          Taxes. Except as set forth in Section 2.12 of the Company Disclosure Schedule:

(a)     The Company has filed or caused or will cause to be filed all Returns required to be filed by applicable Law on or before the Effective Date. All such Returns are correct and complete in all material respects. The Company has timely paid all material Taxes (whether or not reflected on any Tax Return) that are due and payable by the Company, including all installments on account of taxes for the current year that are due and payable by the Company whether or not assessed (or reassessed) by the appropriate Governmental Entity, and has, as applicable, timely remitted such Taxes to the appropriate Governmental Entity under applicable Law. The Company and its subsidiaries have no liability for unpaid Taxes that, in the aggregate, would be expected to have a Company Material Adverse Effect. There are no liens for Taxes upon any of the assets or properties of the Company or its subsidiaries except Liens for current Taxes not yet due and payable.

(b)     There is no material dispute or claim, including any audit, investigation or examination by any Governmental Entity, actual, pending or, to the Knowledge of the Company, threatened, concerning any Tax Liability of the Company, no written notice of such an audit, investigation, examination, material dispute or claim has been received by the Company.

(c)     The Company has not requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i)     to file any Return (which has not since been filed) in respect of any Taxes for which the Company is or may be liable;

(ii)     to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which the Company is or may be liable;

(iii)     the Company is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

(iv)     any Governmental Entity may assess or collect Taxes for which the Company is liable.

(d)     All amounts that are or were required to be collected (including, without limitation, all sales, use, value added and other Taxes) or withheld by the Company, or with respect to Taxes of the Company, have been duly collected or withheld, and all such amounts that are required to be remitted to any Governmental Entity have been duly remitted on a timely basis to the appropriate Governmental Entity.

(e)     To the Company’s Knowledge, no claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Returns that the Company is or may be subject to Taxes or is required to file Returns in that jurisdiction.

(f)     There are no rulings or closing agreements relating to the Company which could affect the Company’s liability for Taxes for any taxable period after the Effective Date. The Company has not requested an advance tax ruling from the IRS or comparable rulings from other taxing authorities.

(g)     The Company has maintained and continues to maintain in all material respects at its principal place of business all records and books of account required to be maintained under applicable Tax Laws.

(h)     The Company is not party to or bound by any Tax allocation, Tax sharing agreement or Tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity), and the Company does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, withholding agent or collection agent, by contract or otherwise.

(i)     The Company has not distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code since inception.

(j)     To the Company’s Knowledge, neither the Company nor any Affiliate thereof has taken or agreed to take any action, or failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.13         Litigation. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened affecting the Company or any of the Company Subsidiaries or affecting any of their respective material property or assets or Intellectual Property (as hereinafter defined) at law or in equity before or by any Governmental Entity. Neither the Company nor any of the Company Subsidiaries nor any of their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

2.14         Company Material Contracts. With respect to the Company Material Contracts:

(a)     Section 2.14(a) of the Company Disclosure Schedule includes a complete and accurate list of all Company Material Contracts that are currently in force and the Company has made available to Helios for inspection true and complete copies of all such Company Material Contracts.

(b)     All of the Company Material Contracts are in full force and effect, and the Company and the Company Subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. The Company and the Company Subsidiaries have not waived any material rights under any Material Contract and no material default or breach exists in respect thereof on the part of the Company or the Company Subsidiaries or, to the Knowledge of the Company or any of the Company Subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Material Contracts.

(c)     All of the Company Material Contracts are valid and binding obligations of the Company and the Company Subsidiaries, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d)     As at the date hereof, the Company has not received written notice that any party to a Material Contract of the Company or any of the Company Subsidiaries intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the Knowledge of the Company, no such action has been threatened.

(e)     Neither the Company nor any of the Company Subsidiaries are a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any way the business of the Company or any of the Company Subsidiaries.

2.15         Permits.

(a)     Each of the Company and the Company Subsidiaries has obtained and is in material compliance with all material Permits required by applicable Laws, necessary to conduct its current business as now being conducted, other than where a failure to obtain or be incompliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b)     There are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in material compliance with such material Permits as are necessary to conduct the business of the Company and any of the Company Subsidiaries as it is currently being conducted, other than where a failure to obtain or be in compliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.16         Expropriation. No part of the property or assets of the Company or any of the Company Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does the Company know of any intent or proposal to give such notice or commence any such proceedings.

2.17        Rights of Other Persons. No Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by the Company or any of the Company Subsidiaries, or any part thereof, except as disclosed in the Company Financial Statements.

2.18        Intellectual Property.

(a)     The Company does not own any Registered IP other than as set forth in Section 2.18(a) of the Company Disclosure Schedule.

(b)     The Company has delivered or made available to Helios in the electronic data room established by the Company, if any, or otherwise the Company has made available to Helios, an accurate and complete copy of each standard form of the following documents and Contracts used by the Company at any time: (i) terms and conditions with respect to the use of its RedZone Maps application; (ii) internal and external privacy policies; (iii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or any reference to Intellectual Property or any confidentiality provision; and (iv) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or any reference to Intellectual Property or any confidentiality provision. Section 2.18(b) of the Company Disclosure Schedule accurately identifies each Contract concerning the subject matter of (i), (ii), (iii) or (iv) that is material to the Company and that deviates in any material respect from the corresponding standard form described above;

(c)     The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property licensed to the Company, as identified in Section 2.18(c) of the Company Disclosure Schedule or pursuant to commercially available third party software and material transfer agreements entered into in the ordinary course of business) free and clear of any Liens. Without limiting the generality of the foregoing:

(i)     all documents and instruments required to perfect the rights of the Company in the registered trademarks identified on Section 2.18(a) of the Company Disclosure Schedule have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity;

(ii)     no current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of the Company or any Company Subsidiary, to the Knowledge of the Company, has any claim, right (whether or not currently exercisable) or interest to or in any the Company IP and each such individual who is or was involved in the creation or development of any Intellectual Property for or on behalf of the Company has signed a valid, enforceable agreement containing an assignment of all rights in and to such Intellectual Property to the Company and confidentiality provisions protecting the Company IP;

(iii)     the Company and the Company Subsidiaries have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Company and the Company Subsidiaries, or purported to be held by the Company and the Company Subsidiaries, as a trade secret;

(iv)     none of the Company and the Company Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or the Company and the Company Subsidiaries to grant or offer to any other Person any license or right to any the Company IP; and

(v)     the Company and the Company Subsidiaries own or otherwise have, and after the completion of the transactions contemplated by this Agreement, will continue to have, the right, through ownership, license or otherwise, to all Intellectual Property reasonably necessary to conduct the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement;

(d)     All the Company IP that is material to the business of the Company and the Company Subsidiaries is valid, subsisting and enforceable;

(e)     Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (A) a loss of, or Lien on, any the Company IP; (B) the release, disclosure or delivery of any the Company IP by or to any escrow agent or other Person; or (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP;

(f)     To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any the Company IP. Section 2.18(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has made available to Helios in the electronic data room established by the Company, if any, or otherwise the Company has made available to Helios, an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company and the Company Subsidiaries or any Representative of the Company and the Company Subsidiaries regarding any alleged or suspected infringement or misappropriation of any the Company IP, as of the date of this Agreement; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence;

(g)     To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as previously conducted or as currently conducted including, without limitation, the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Company Products, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any valid Intellectual Property of any other Person. Section 2.18(g) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has made available to Helios in the electronic data room established by the Company, if any, or otherwise the Company has made available to Helios, an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company and the Company Subsidiaries or any Representative of any of the Company and the Company Subsidiaries, as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property of any other Person by the Company and the Company Subsidiaries or any of the Company Products; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence;

(h)     No written notice of infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of the Company, pending and not served or threatened against the Company and the Company Subsidiaries or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by the Company and the Company Subsidiaries with respect to such claim or proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded);

(i)     Except as set forth in Section 2.18(i) of the Company Disclosure Schedule, none of the Company and the Company Subsidiaries have transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material Company IP.

(j)     There are no proceedings or actions known to the Company before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any the Company IP. None of the Company IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company and the Company Subsidiaries, or that may affect the validity, use or enforceability of such the Company IP;

(k)     Neither the Company nor any of the Company Subsidiaries have taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any registered trademarks identified on Section 2.18(k) of the Company Disclosure Schedule; and

(l)     Neither the Company nor any of the Company Subsidiaries has entered into any services agreements relating to development of any of the Company Products under which the party performing such services has obtained rights to Intellectual Property covering such Company Products or their development or use.

2.19        Compliance with Laws. The Company and each of the Company Subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect and have not received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would lead to a loss, suspension or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a Governmental Entity relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of the Company or any of the subsidiaries to operate its business in a manner which would have a Company Material Adverse Effect.

2.20         Employment Matters.

(a)         Section 2.20 of the Company Disclosure Schedule sets forth a complete list of all employees and consultants of the Company, together with their titles, salaries and bonus (whether monetary or otherwise), and a list of the directors and the terms of their compensation. Other than set forth in Section 2.20 of the Company Disclosure Schedule, no such employee is on long-term disability leave, extended absence or workers’ compensation leave.

(b)         Other than set forth in Section 2.20 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is:

(i)     a party to any written or oral agreement, arrangement, plan, obligation, policy or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of the Company or any Company Subsidiary;

(ii)     a party to any collective bargaining agreement or multiemployer plan nor, to the Knowledge of the Company, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, or to the Knowledge of the Company, pending or threatened strikes or lockouts at the Company or any Company Subsidiary; and

(iii)     subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the Knowledge of the Company, threatened, or any litigation, actual or, to the Knowledge of the Company, threatened, relating to its or the Company Subsidiaries’ employees or independent contractors (including any termination of such individuals).

(c)     The Company and each of the Company Subsidiaries has been and is now in compliance, in all material respects, with all applicable Laws with respect to employment and labor and there are no current, pending, or, to the Knowledge of the Company, threatened proceedings before any Governmental Entity with respect to employment or labor.

(d)     The Company has not, and is not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan, employee benefit plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to its employees.

2.21        Related Party Transactions. Except as set forth in Section 2.21 of the Company Disclosure Schedule, there are no Contracts or other transactions currently in place between the Company or any of the Company Subsidiaries, on the one hand, and: (i) any officer or director of the Company or any of the Company Subsidiaries; (ii) any holder of record or, to the Knowledge of the Company, beneficial owner of 10% or more of the Company Capital Stock; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

2.22        Registration Rights. No Person has any right to compel the Company to register or otherwise qualify any Company Capital Stock or any other securities of the Company or any Company Subsidiaries for public sale or distribution.

2.23        Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon the Company or any of the Company Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a Company Material Adverse Effect.

2.24        Brokers. Except as disclosed by the Company on Section 2.24 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set forth on Section 2.24 to the Company Disclosure Schedule

2.25        Insurance. As of the date hereof, the Company has such policies of insurance as are listed in Section 2.25 of the Company Disclosure Schedule. All insurance maintained by the Company is in full force and effect and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the industry and in the location in which the Company operates.

2.26        No Cease Trade. The Company is not subject to any cease trade or other order of any applicable Regulatory Authority and, to the Knowledge of the Company, no investigation or other proceedings involving the Company which may operate to prevent or restrict trading of any securities of the Company are currently in progress or pending before any applicable Regulatory Authority.

2.27        Securities Laws. The Company is not registered, and is not required to be registered as, an “investment company” under the United States Investment Company Act of 1940, as amended.

2.28        Certain Business Practices. To the Knowledge of the Company, neither the Company, any of the Company Subsidiaries nor any director, officer, agent or employee of the Company or any of the Company Subsidiaries (in their capacities as such) has, with respect to the Company or any Company Subsidiary:

(a)     used or agreed to use funds for contributions, gifts, entertainment or other purposes relating to political activity in violation of Law; or

(b)     made or agreed to make any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of Law.

2.29         Employee Benefits Plans.

(a)     The Company has no “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, or any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) (i) currently established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken and currently exists) by the Company or any Company Subsidiary on behalf of any employee, officer, director, consultant, stockholder or other individual service provider of the Company or any Company Subsidiary (in each case, whether current, former or retired) or their dependents, spouses, or beneficiaries, or (ii) under which the Company or any ERISA Affiliate has or may have any Liability, contingent or otherwise, other than legally mandated benefit plans or arrangements. Such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Plans”. For purposes of this Section 2.29, the term “ERISA Affiliate” means any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship, or other legal entity that, together with the Company, is or at any time was, treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

(b)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code, any taxes required by Section 409A of the Code, or as part of severance arrangements.

(c)     No compensation under any Plan or any other payment or arrangement subject to Section 409A of the Code is or has been required to be includible in the gross income of any participant or beneficiary by reason of Section 409A(a)(i)(A) of the Code or is or has been subject to any additional Tax under Section 409A(a)(i)(B) of the Code, and no amounts are or have been includible in the gross income of any participants or beneficiaries by reason of Section 409A(b) of the Code, and no Person has a right to any gross up or indemnification from the Company with respect to any payment or arrangement.

(d)     With respect to each group health plan benefiting any current or former employee of the Company or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company has complied with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and all other applicable Laws in all material respects.

2.30         Anti-Takeover Provisions.

There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or otherwise bound. The Company has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, and inapplicable to Helios, Sub and the Company’s capital stock in connection with this Agreement and the transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar Laws of the State of Nevada or any other applicable state or jurisdiction (collectively, the “Anti-takeover Laws”), and no such Anti-takeover Laws apply or will apply to this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The foregoing representation is made in reliance on the truth and accuracy of the representations contained in Section 3.29 of this Agreement.

2.31        Survival of Representations and Warranties.

The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. Any investigation by Helios and its Representatives shall not mitigate, diminish or affect the representations and warranties of the Company pursuant to this Agreement.

Article 3
Representations and Warranties of HELIOS and Sub

Helios and Sub represent and warrant to the Company that, except as disclosed in the Helios Disclosure Schedule or as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (including the exhibits thereto), as amended, or in any Helios SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but without giving effect to any amendment to any such Helios SEC Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein:

3.1       Authority Relative to this Agreement. Each of Helios and Sub has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Helios and Sub and the performance by each of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part, other than obtaining the Helios Shareholder Approval, are necessary to authorize this Agreement or the Merger that have not been taken. This Agreement has been duly executed and delivered by each of Helios and Sub and constitutes a legal, valid and binding obligation of Helios and Sub, enforceable against each of them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

3.2         Organization and Qualification; Subsidiaries. Each of Helios, the Helios Subsidiaries and Sub is a corporation or limited liability company, as applicable duly incorporated, amalgamated, continued or created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Each of Helios, the Helios Subsidiaries and Sub is duly registered, licensed or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing or to have such Permits would not have a Helios Material Adverse Effect.

3.3         No Material Change. Since the March 31, 2016 (the “Helios Balance Sheet Date”):

(a)     Each of Helios, the Helios Subsidiaries and Sub has conducted its business only in the ordinary and regular course of business;

(b)     There has not occurred any event that constituted or with the passage of time would constitute a Helios Material Adverse Effect;

(c)     Helios has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Helios Common Stock, other than the Forward Split;

(d)     Helios has not effected any material change in its accounting methods, principles or practices;

(e)     There has been no dividend or distribution of any kind declared, paid or made by Helios on any Helios Common Stock;

(f)     The business and property of Helios, the Helios Subsidiaries and Sub conform in all material respects to the description thereof contained in the documents made available by Helios to the Company in the electronic data room established by Helios, if any, or otherwise made available by Helios to the Company, and there has not been any acquisition or sale by Helios or any of the Helios Subsidiaries or Sub of any material property or assets; and

(g)     Other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Helios, any of the Helios Subsidiaries or Sub of any debt for borrowed money, any creation or assumption by Helios, any of the Helios Subsidiaries or Sub of any Lien or any making by Helios of any loan, advance or capital contribution to or investment in any other Person.

3.4         No Violations. Neither the authorization, execution and delivery of this Agreement by Helios or Sub nor the completion of the transactions contemplated by the Agreement or the Merger, nor the performance of its obligations thereunder, nor compliance by Helios or Sub with any of the provisions hereof will:

(a)     Result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of: (i) the Organizational Documents of Helios, any of the Helios Subsidiaries or Sub, (ii) any Permit or Material Contract to which Helios, any Helios Subsidiaries or Sub is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Helios, any of the Helios Subsidiaries or Sub is bound, or (iii) assuming that the Helios Shareholder Approval and NASDAQ Approval are obtained, any Law, regulation, order, judgment or decree applicable to Helios, any of the Helios Subsidiaries or Sub or any of their respective properties or assets;

(b)     Give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitations under any note, bond, mortgage, indenture, Material Contract, license, franchise or Permit to which any Helios, any of the Helios Subsidiaries or Sub is a party;

(c)     Give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(d)     Result in the imposition of any Lien upon any of the property or assets of Helios, any of the Helios Subsidiaries or Sub or restrict, hinder, impair or limit the ability of either Helios, any of the Helios Subsidiaries or Sub to conduct its business as and where it is now being conducted which would, individually or in the aggregate, reasonably be expected to have a Helios Material Adverse Effect.

3.5         Consents. No consents, approvals and notices are required from any third party under any Helios Material Contracts in order for Helios, any of the Helios Subsidiaries or Sub to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Merger.

3.6         Capitalization.

(a)     The authorized capital of Helios consists of 32,000,000 shares of Helios Common Stock and 2,000,000 shares of preferred stock. As of the execution of this Agreement, (i) 2,330,399 shares of Helios Common Stock were issued and outstanding, and (ii) zero (0) shares of Helios Common Stock were held by Helios in its treasury, and (iii) zero (0) shares of Helios preferred stock were issued and outstanding. All outstanding shares of Helios Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b)     There are on the date hereof no outstanding (i) securities of Helios convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in Helios, (ii) options, warrants, rights or other agreements or commitments requiring Helios to issue, or other obligations of Helios to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) Helios (or, in each case, the economic equivalent thereof), (iii) obligations of Helios to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in Helios (the items in clauses (i), (ii) and (iii), together with the capital stock of Helios, being referred to collectively as “Helios Securities”), or (iv) obligations by Helios or any Helios Subsidiary to make any payments based on the price or value of the shares of Helios Common Stock. There are no outstanding obligations of Helios or any Helios Subsidiary to purchase, redeem or otherwise acquire any Helios Securities. There are no voting trusts or other agreements or understandings to which Helios or any Helios Subsidiary is a party with respect to the voting of capital stock of Helios, except as contemplated by Section 4.17 hereof. All outstanding Helios Securities have been offered and issued in compliance in all material respects with all applicable Securities Laws and any applicable U.S. state securities and “blue sky” laws.

3.7         Ownership of Subsidiaries. Section 3.7 of the Helios Disclosure Schedule lists, as of the date hereof, the Helios Subsidiaries (including jurisdiction of formation). All of the outstanding capital stock of, or other equity interests in, the Helios Subsidiaries is, directly or indirectly, owned by Helios, except that one equity share of Helios and Matheson Global Services Private Limited (“HMGS”) out of a total of 1,086,050 outstanding equity shares of HMGS is not owned by Helios. All the issued and outstanding shares of capital stock of, or other equity interests in, the Helios Subsidiaries, to the extent applicable, have been validly issued and are fully paid and non-assessable and, except as provided in the preceding sentence, are owned directly or indirectly by Helios free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or similar interests. Except as set forth in Section 3.7 of the Helios Disclosure Schedule, Helios does not own, directly or indirectly any capital stock of, or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or Person.

3.8          Helios SEC Documents; Financial Statements.

(a)     Since January 1, 2014, Helios has timely filed with or furnished to the SEC all Helios SEC Documents. As of their respective effective dates (in the case of Helios SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Helios SEC Documents), the Helios SEC Documents complied in all material respects with the applicable requirements of the applicable Securities Laws and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC thereunder, applicable to such Helios SEC Documents and none of the Helios SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Helios SEC Documents and (ii) to the Knowledge of the Helios, none of the Helios SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b)     As of their respective dates of filing with the SEC, the consolidated financial statements of Helios and the Helios Subsidiaries as and for the fiscal years ended December 31, 2015 and December 31, 2014 (including the notes thereto) and the unaudited consolidated financial statements as at and for the three months ended March 31, 2016 (the “Helios Financial Statements”) (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and Regulation S-X), (ii) have been prepared in accordance with GAAP applied on a consistent basis for the periods presented (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of Helios and the Helios Subsidiaries, and the results of their operations and cash flows, as of the dates and for the periods shown, in conformity with GAAP.

(c)     Helios and the Helios Subsidiaries have implemented and maintain a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Helios, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Helios are being made only in accordance with authorizations of management and directors of Helios, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Helios’s Assets that could have a material effect on its financial statements, and such system of internal control over financial reporting is reasonably effective. Helios’s management has completed an assessment of the effectiveness of Helios’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015 and the description of such assessment set forth in Helios’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is accurate in all material respects. Helios has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(d) of the Exchange Act) that are designed to ensure that information required to be disclosed by Helios in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Helios’s outside auditors and the audit committee of Helios Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Helios’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in Helios’s internal control over financial reporting.

(d)     Neither Helios nor any of Helios Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Helios or any Helios Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Helios or any Helios Subsidiary in the Helios SEC Documents.

3.9        Books and Records. The financial books, records and accounts of Helios and its subsidiaries: (i) have been maintained in all material respects in accordance with applicable Laws and, to the extent required, to Helios’s Knowledge, GAAP on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions, acquisitions and dispositions of the assets of Helios and the Helios Subsidiaries in all material respects; and (iii) accurately and fairly reflect in all material respects the basis for Helios Financial Statements.

3.10       Minute Books. The corporate minute books of Helios and the Helios Subsidiaries contain minutes of substantially all meetings and resolutions of its board of directors and committees of such boards of directors or managers, as applicable, other than those portions of minutes of meetings reflecting discussions of the Merger, and shareholders or members, as applicable, held according to applicable Laws and are complete and accurate in all material respects.

3.11       No Undisclosed Liabilities. Neither Helios nor any of the Helios Subsidiaries has any Liabilities, including those arising under any Law and those arising under any Contract, except for Liabilities (i) fully disclosed or reflected or reserved against on the balance sheet of Helios and the Helios Subsidiaries as of the Helios Balance Sheet Date (including the notes thereto) included in the Helios Filed SEC Documents, (ii) incurred after the Helios Balance Sheet Date in the ordinary course of business consistent with past practice and that have not had or would not reasonably be expected to have a Helios Material Adverse Effect, (iii) disclosed in Section 3.11 of the Helios Disclosure Schedule or (iv) as contemplated by this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby.

3.12        Taxes. Except as set forth in Section 3.12 of the Helios Disclosure Schedule:

(a)     Helios has filed or caused or will cause to be filed all Returns required to be filed by applicable Law on or before the Effective Date. All such Returns are correct and complete in all material respects. Helios has timely paid all material Taxes that are due and payable by Helios, including all installments on account of taxes for the current year that are due and payable by Helios whether or not assessed (or reassessed) by the appropriate Governmental Entity, and has, as applicable, timely remitted such Taxes to the appropriate Governmental Entity under applicable Law. Helios and its subsidiaries have no liability for unpaid Taxes that, in the aggregate, would be expected to have a Helios Material Adverse Effect on Helios. There are no liens for Taxes upon any of the assets or properties of Helios or its subsidiaries except Liens for current Taxes not yet due and payable.

(b)     There is no material dispute or claim, including any audit, investigation or examination by any Governmental Entity, actual, pending or, to the Knowledge of Helios, threatened, concerning any Tax Liability of Helios, no written notice of such an audit, investigation, examination, material dispute or claim has been received by Helios.

(c)         Helios has not requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i)     to file any Return (which has not since been filed) in respect of any Taxes for which Helios is or may be liable;

(ii)     to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which Helios is or may be liable;

(iii)     Helios is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

(iv)     any Governmental Entity may assess or collect Taxes for which Helios is liable.

(d)         All material amounts that are or were required to be collected (including, without limitation, all sales, use, value added and other Taxes) or withheld by Helios, or with respect to Taxes of Helios, have been duly collected or withheld, and all such material amounts that are required to be remitted to any Governmental Entity have been duly remitted on a timely basis to the appropriate Governmental Entity.

(e)        To Helios’ Knowledge, no claim has ever been made by any Governmental Entity in a jurisdiction where Helios does not file Returns that Helios is or may be subject to Taxes or is required to file Returns in that jurisdiction.

(f)        There are no rulings or closing agreements relating to Helios which could affect Helios’ liability for Taxes for any taxable period after the Effective Date. Helios has not requested an advance tax ruling from the IRS or comparable rulings from other taxing authorities.

(g)        Helios has maintained and continues to maintain in all material respects at its principal place of business all records and books of account required to be maintained under applicable Tax Laws.

(h)        Helios is not party to or bound by any tax sharing agreement or tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity), and Helios does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, withholding agent or collection agent, by contract or otherwise.

(i)        Helios will not be required to include in a tax period ending after the Effective Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

(j)     Helios has not distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five years.

(k)     To Helios’s Knowledge, neither Helios nor any Affiliate thereof has taken or agreed to take any action, or failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.13         Litigation. Except as set forth in Section 3.13 of the Helios Disclosure Schedule, there are no material Legal Proceedings pending or, to the Knowledge of Helios, threatened affecting Helios or any Helios Subsidiaries or affecting any of their respective material property or assets or Intellectual Property at law or in equity before or by any Governmental Entity. Neither Helios nor any Helios Subsidiaries nor any of their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

3.14         Material Contracts. With respect to the Helios Material Contracts:

(a)     Section 3.14(a) of the Helios Disclosure Schedule includes a complete and accurate list of all Helios Material Contracts that are currently in force and Helios has made available to the Company for inspection true and complete copies of all such Helios Material Contracts.

(b)     All of the Helios Material Contracts and the Helios Subsidiaries are in full force and effect, and Helios and any of the Helios Subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. Helios and any of the Helios Subsidiaries have not waived any material rights under any Material Contract and no material default or breach exists in respect thereof on the part of Helios or any of the Helios Subsidiaries or, to the Knowledge of Helios or any of the Helios Subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Material Contracts.

(c)     All of the Helios Material Contracts and any of the Helios Subsidiaries are valid and binding obligations of Helios and the Helios Subsidiaries, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d)     As at the date hereof, Helios has not received written notice that any party to a Material Contract of Helios or any of the Helios Subsidiaries intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the Knowledge of Helios, no such action has been threatened.

(e)     Neither Helios nor any of the Helios Subsidiaries are a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any way the business of Helios or any of the Helios Subsidiaries.

3.15         Permits.

(a)     Each of Helios and the Helios Subsidiaries has obtained and is in material compliance with all material Permits required by applicable Laws, necessary to conduct its current business as now being conducted, other than where a failure to obtain or be in compliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a Helios Material Adverse Effect; and

(b)     There are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in material compliance with such material Permits as are necessary to conduct the business of Helios and any of the Helios Subsidiaries as it is currently being conducted, other than where a failure to obtain or be incompliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a Helios Material Adverse Effect.

3.16        Expropriation. No part of the property or assets of Helios or any of the Helios Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or Legal Proceeding in respect thereof been given or commenced nor does Helios know of any intent or proposal to give such notice or commence any such Legal Proceedings.

3.17        Rights of Other Persons. No Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by Helios or any of the Helios Subsidiaries, or any part thereof, except as disclosed in the Helios Financial Statements.

3.18         Intellectual Property.

(a)     Helios does not own any Registered IP other than the Registered IP identified on Section 3.18(a) of the Helios Disclosure Schedule.

(b)     Helios has delivered or made available to the Company in the electronic data room established by Helios, if any, or otherwise Helios has made available to the Company, an accurate and complete copy of each standard form of the following documents and Contracts used by Helios at any time: (i) employee agreement or similar Contract containing any assignment or license of Intellectual Property or any reference to Intellectual Property or any confidentiality provision; or (ii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or any reference to Intellectual Property or any confidentiality provision. Section 3.18(b) of the Helios Disclosure Schedule accurately identifies each Contract concerning the subject matter of (i) or (ii) that is material to Helios and that deviates in any material respect from the corresponding standard form described above;

(c)         Helios exclusively owns all right, title and interest to and in the Helios IP (other than Intellectual Property licensed to Helios, as identified in Section 3.18(c) of the Helios Disclosure Schedule or pursuant to commercially available third party software and material transfer agreements entered into in the ordinary course of business) free and clear of any Liens. Without limiting the generality of the foregoing:

(i)     all documents and instruments required to perfect the rights of Helios in the Registered IP identified on Section 3.18(a) of the Helios Disclosure Schedule have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Entity;

(ii)     no current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of Helios or its subsidiaries, to the Knowledge of Helios, has any claim, right (whether or not currently exercisable) or interest to or in any Helios IP and each such individual who is or was involved in the creation or development of any Intellectual Property for or on behalf of Helios has signed a valid, enforceable agreement containing an assignment of all rights in and to such Intellectual Property to Helios and confidentiality provisions protecting the Helios IP;

(iii)     Helios and the Helios Subsidiaries have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by Helios and the Helios Subsidiaries, or purported to be held by Helios and the Helios Subsidiaries, as a trade secret;

(iv)     none of Helios and the Helios Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or Helios and the Helios Subsidiaries to grant or offer to any other Person any license or right to any Helios IP; and

(v)     Helios and the Helios Subsidiaries own or otherwise have, and after the completion of the transactions contemplated by this Agreement, will continue to have, the right, through ownership, license or otherwise, to all Intellectual Property reasonably necessary to conduct the business of Helios and the Helios Subsidiaries as conducted as of the date of this Agreement;

(d)         All Helios IP that is material to the business of Helios and the Helios Subsidiaries is valid, subsisting and enforceable;

(e)         Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (A) a loss of, or Lien on, any Helios IP; (B) the release, disclosure or delivery of any Helios IP by or to any escrow agent or other Person; or (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Helios IP;

(f)     To the Knowledge of Helios, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Helios IP. Section 3.18(f) of the Helios Disclosure Schedule: (i) accurately identifies (and Helios has made available to the Company in the electronic data room established by Helios, if any, or Helios has otherwise made available to the Company, an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Helios and the Helios Subsidiaries or any Representative of Helios and the Helios Subsidiaries regarding any alleged or suspected infringement or misappropriation of any Helios IP, as of the date of this Agreement; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence;

(g)     To the Knowledge of Helios, the conduct of the business of Helios and the Helios Subsidiaries as previously conducted or as currently conducted including, without limitation, the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Helios Products, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any valid Intellectual Property of any other Person. Section 3.18(g) of the Helios Disclosure Schedule: (i) accurately identifies (and Helios has made available to the Company in the electronic data room established by Helios, if any, or otherwise Helios has made available to the Company, an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Helios and the Helios Subsidiaries or any Representative of any of Helios and the Helios Subsidiaries, as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property of any other Person by Helios and the Helios Subsidiaries or any of the Helios Products; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence;

(h)     No written notice of infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of Helios, pending and not served or threatened against any Helios and the Helios Subsidiaries or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by Helios and the Helios Subsidiaries with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded);

(i)     Except as set forth in Section 3.18(i) of the Helios Disclosure Schedule, none of Helios and the Helios Subsidiaries have transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material Helios IP.

(j)     Section 3.18(j) of the Helios Disclosure Schedule lists all proceedings or actions known to Helios before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Helios IP. None of the Helios IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Helios and the Helios Subsidiaries, or that may affect the validity, use or enforceability of such Helios IP;

(k)     Neither Helios nor any of the Helios Subsidiaries have taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any registered trademarks identified on Section 3.18(k) of the Helios Disclosure Schedule; and

(l)     Neither Helios nor any of the Helios Subsidiaries has entered into any services agreements relating to development, testing, manufacture or formulation of any Helios Products under which the party performing such services has obtained rights to Intellectual Property covering the Helios Products or their manufacture, formulation or use.

3.19        Compliance with Laws. Helios and each of the Helios Subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Helios Material Adverse Effect and have not received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would lead to a loss, suspension or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a Governmental Entity relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of Helios or any of the Helios Subsidiaries to operate its business in a manner which would have a Helios Material Adverse Effect.

3.20        Employment Matters.

(a)         Section 3.20 of the Helios Disclosure Schedule sets forth a complete list of all employees and consultants of Helios, together with their titles, salaries and bonus (whether monetary or otherwise), and a list of the directors and the terms of their compensation. Other than set forth in Section 3.20 of the Helios Disclosure Schedule, no such employee is on long-term disability leave, extended absence or workers’ compensation leave.

(b)         Other than set forth in Section 3.20 of the Helios Disclosure Schedule, neither Helios nor any Helios Subsidiary is:

(i)     a party to any written or oral agreement, arrangement, plan, obligation, policy or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of Helios or any Helios Subsidiary;

(ii)     a party to any collective bargaining agreement or multiemployer plan nor, to the Knowledge of Helios, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, or to the Knowledge of Helios, pending or threatened strikes or lockouts at Helios or any Helios Subsidiary; and

(iii)     subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the Knowledge of Helios, threatened, or any litigation, actual or, to the Knowledge of Helios, threatened, relating to its or the Helios Subsidiaries’ employees or independent contractors (including any termination of such individuals).

(c)         Helios and each of the Helios Subsidiaries has been and is now in compliance, in all material respects, with all applicable Laws with respect to employment and labor and there are no current, pending, or, to the Knowledge of Helios, threatened Legal Proceedings before any Governmental Entity with respect to employment or labor.

(d)        Helios has not, and is not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan, employee benefit plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to its employees.

3.21       Related Party Transactions(a)     . Except as set forth in Section 3.21 of the Helios Disclosure Schedule, there are no Contracts or other transactions currently in place between Helios or any of the Helios Subsidiaries, on the one hand, and: (i) any officer or director of Helios or any of the Helios Subsidiaries; (ii) any holder of record or, to the Knowledge of Helios, beneficial owner of 10% or more of the Helios Common Stock; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand. Helios has not acquired property or services from, or disposed of property or provided services to, any Person with whom it does not deal at Arm’s Length for an amount that is other than the fair market value of such property or services.

3.22       Registration Rights. No Person has any right to compel Helios to register or otherwise qualify the Helios capital stock (or any of them) or any other securities of Helios or any of its subsidiaries for public sale or distribution.

3.23       Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon Helios or any of the Helios Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a Helios Material Adverse Effect.

3.24       Brokers. Except as disclosed by Helios on Schedule 3.24 of the Helios Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Helios, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set forth in Section 3.24 to the Helios Disclosure Schedule

3.25       Insurance. As of the date hereof, Helios has such policies of insurance as are listed in Section 3.25 of the Helios Disclosure Schedule. All insurance maintained by Helios is in full force and effect and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the industry and in the location in which Helios operates.

3.26       No Cease Trade. Helios is not subject to any cease trade or other order of any applicable Regulatory Authority and, to the Knowledge of Helios, no Legal Proceedings involving Helios which may operate to prevent or restrict trading of any securities of Helios are currently in progress or pending before any applicable Regulatory Authority.

3.27         Securities Laws. Helios is not registered, and is not required to be registered as, an “investment company” under the United States Investment Company Act of 1940, as amended.

3.28         Certain Business Practices. To the Knowledge of Helios, neither Helios, any of the Helios Subsidiaries nor any director, officer, agent or employee of Helios or any of the Helios Subsidiaries (in their capacities as such) has:

(a)     used or agreed to use funds for contributions, gifts, entertainment or other purposes relating to political activity in violation of Law; or

(b)     made or agreed to make any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of Law.

3.29        Anti-Takeover Provisions. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Helios is a party or otherwise bound. Helios has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, and inapplicable to Helios, Sub and Helios’ capital stock in connection with this Agreement and the transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar Laws of Delaware or any applicable province or other jurisdiction (collectively, the “Anti-takeover Laws”), and no such Anti-takeover Laws apply or will apply to this Agreement and the transactions contemplated hereby, including the Merger.

3.30        Ownership and Operations of Sub. Helios owns all of the outstanding capital stock of Sub. Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated hereby and has engaged in no other business activities or conducted any other operations other than those relating to the Merger and the transactions contemplated hereby.

3.31        Employee Benefits Plans.

(a)     Except as set forth in Section 3.31 of the Helios Disclosure Schedule, Helios has no “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or any other Plan.

(b)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from Helios as a result of the imposition of the excise taxes required by Section 4999 of the Code, any taxes required by Section 409A of the Code, or as part of severance arrangements.

(c)     No compensation under any Plan or any other payment or arrangement subject to Section 409A of the Code is or has been required to be includible in the gross income of any participant or beneficiary by reason of Section 409A(a)(i)(A) of the Code or is or has been subject to any additional Tax under Section 409A(a)(i)(B) of the Code, and no amounts are or have been includible in the gross income of any participants or beneficiaries by reason of Section 409A(b) of the Code, and no Person has a right to any gross up or indemnification from Helios with respect to any payment or arrangement.

(d)     With respect to each group health plan benefiting any current or former employee of Helios or any ERISA Affiliate that is subject to Section 4980B of the Code, Helios has complied with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and all other applicable Laws in all material respects.

(e)     Helios has not granted any awards under the Helios Equity Plan and has no outstanding stock options..

3.32        Listing Compliance.     Except as set forth on Schedule 3.32, (a) Helios is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ; and (b) Helios has not, in the preceding twelve (12) months, received notice from NASDAQ to the effect that Helios is not in compliance with the listing or maintenance requirements of NASDAQ. To Helios’s Knowledge, after giving effect to the Merger, the NASDAQ Approval and the Capital Raising Transaction, Helios will be, and has no reason to believe that it will not in the foreseeable future following the Effective Time continue to be, in compliance with all such listing and maintenance requirements.

3.33        Survival of Representations and Warranties.

The representations and warranties of Helios and the Sub contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. Any investigation by the Company and its Representatives shall not mitigate, diminish or affect the representations and warranties of Helios and the Sub pursuant to this Agreement.

Article 4
Conduct of Business Pending Consummation

4.1        Affirmative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the Company Disclosure Schedule, as required by applicable Law, or unless the prior written consent of Helios shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of the Company and the Company Subsidiaries; and (c) take no action that would reasonably be likely to  materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or  materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

4.2        Negative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of Helios shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.2 of the Company Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following:

(a)     amend the Organizational Documents of any of the Company Entities except as necessary to comply with Section 4.13(a);

(b)     incur any debt obligation or other obligation for borrowed money (other than  indebtedness of one wholly owned Company Entity to another wholly owned Company Entity, and  trade payables incurred in the ordinary course of business) or impose, or suffer the imposition, on any material Asset of any of the Company Entities of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Schedule);

(c)     repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any of the Company Entities;

(d)     except for this Agreement and the sale and issuance of Company Common Stock for aggregate gross proceeds up to $750,000 prior to the Effective Time, provided that such sale and issuance of Company Common Stock shall not alter the Exchange Ratio or the Post-Merger Capitalization, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Capital Stock (other than in connection with the replacement of certificates evidencing Company Common Stock, which certificates were lost or destroyed) or any other capital stock of any of the Company Entities, or any stock appreciation rights, or any option, warrant, or other Equity Right,   accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of Company Common Stock or any other capital stock of any of the Company Entities or  declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of any of the Company Entities (other than any dividend or distribution payable by any Company Subsidiary to another Company Subsidiary or to the Company);

(e)     adjust, split, combine or reclassify any capital stock of any of the Company Entities or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber  any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned Company Entity) or  any Asset having a book value in excess of $50,000 other than in the ordinary course of business consistent with past practice

(f)      except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person or  merge, consolidate or adopt a plan of liquidation;

(g)      enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $50,000 or  dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, other than to Representatives of Helios, except pursuant to confidentiality obligations or requirements of Law, any material Trade Secret;

(h)      except as required pursuant to requirements of Law,  increase the benefits available to any current or former executive officer or director;  increase the base salary, wages or bonus opportunity of any current or former executive officer or director of the Company; or  grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of the Company other than as required by any employment agreement entered into prior to the date of this Agreement;  establish, adopt, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law;  terminate without “cause” any executive officer;  except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $100,000, hire or engage any employee or individual independent contractor of the Company; or  forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of the Company;

(i)      make or change any material Tax election,  file any materially amended Tax Return,  settle any material Tax claim or assessment relating to the Company Entities, or  surrender any right to claim a refund of material Taxes;

(j)     make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(k)     except to the extent expressly permitted by Section 4.8, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 5 not being satisfied;

(l)     except in the ordinary course of business, enter into, modify, amend or terminate any Company Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Company Material Contract;

(m)     commence, settle or compromise any pending or threatened Litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $25,000 individually or in the aggregate;

(n)     pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice;

(o)     terminate or allow to lapse, or modify in any material respect, any material insurance policy, unless replaced with substantially equivalent or more favorable coverage;

(p)     take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(q)     agree or commit to do any of the foregoing.

4.3         Affirmative Covenants of Helios.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the Helios Disclosure Schedule, as required by applicable Law, or unless the prior written consent of the Company shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), Helios shall, and shall cause each Helios Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of Helios and the Helios Subsidiaries; and (c) take no action that would reasonably be likely to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Effective as of the Closing Date, Helios shall effect a forward split of the issued and outstanding and authorized Helios Common Stock at a ratio of 2:1 or such other ratio mutually agreed upon by Helios and the Company (the “Forward Split”); provided, however, that no forward split shall be effected if a forward split would cause the market price of the Common Stock to be less than the minimum price required for listing on NASDAQ.

4.4         Negative Covenants of Helios.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of the Company shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.4 of the Helios Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, Helios covenants and agrees that it will not do or agree or commit to do, or permit any of the Helios Subsidiaries to do or agree or commit to do, any of the following:

(a)     amend the Organizational Documents of any of the Helios Entities, except as necessary to effect the Forward Split;

(b)     incur any debt obligation or other obligation for borrowed money (other than (i) indebtedness of one wholly owned Helios Entity to another wholly owned Helios Entity and (ii) trade payables incurred in the ordinary course of business), or impose, or suffer the imposition, on any material Asset of any of the Helios Entities of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Helios Disclosure Schedule);

(c)     repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any of the Helios Entities;

(d)      except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Helios Capital Stock (other than in connection with the replacement of certificates evidencing Helios Common Stock, which certificates were lost or destroyed) or any other capital stock of any of the Company Entities, or any stock appreciation rights, or any option, warrant, or other Equity Right,  except pursuant to Section 1.7, accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of Helios Common Stock or any other capital stock of any of the Helios Entities or  declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of any of the Helios Entities (other than any dividend or distribution payable by any Helios Subsidiary to another Helios Subsidiary or to Helios);

(e)     except as provided in Section 4.3 hereof, adjust, split, combine or reclassify any capital stock of any of the Helios Entities or issue or authorize the issuance of any other securities in respect of or in substitution for Helios Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Helios Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned Helios Entity) or (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business consistent with past practice; provided, however, that the foregoing shall not prohibit Helios from forgiving its majority stockholder, Helios and Matheson Information Technology Ltd. (“HMIT”) from HMIT’s purported obligation to repay Helios the reserve amount of approximately $2,344,000 as described in Note 12 of the financial statements included in Helios’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as is included in the Helios SEC Documents, in consideration of HMIT providing the Helios Shareholder Approval and thereby agreeing to become a minority stockholder of Helios in accordance with the Post-Merger Capitalization (the “Reserve Amount Forgiveness”);

(f)     (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned Helios Subsidiary, or otherwise acquire direct or indirect control over any Person or (ii) merge, consolidate or adopt a plan of liquidation;

(g)     (i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $50,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, other than to Representatives of the Company, except pursuant to confidentiality obligations or requirements of Law, any material Trade Secret;

(h)     (i) except as required by the terms of any Plan or Contract (as in effect on the date hereof) or pursuant to requirements of Law, (A) increase the benefits available to any current or former executive officer or director; (B) increase the base salary, wages or bonus opportunity of any current or former executive officer or director of Helios; or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of Helios other than as required by any employment agreement or pursuant to any Plan established prior to the date of this Agreement; (ii) establish, adopt, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law; (iii) terminate without “cause” any executive officer; (iv) except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $100,000, hire or engage any employee or individual independent contractor of Helios; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of Helios;

(i)     (i) make or change any material Tax election, (ii) file any materially amended Tax Return, (iii) settle any material Tax claim or assessment relating to the Helios Entities, or (iv) surrender any right to claim a refund of material Taxes;

(j)     make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(k)     except to the extent expressly permitted by Section 4.8, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 5 not being satisfied;

(l)     except in the ordinary course of business, enter into, modify, amend or terminate any Helios Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Helios Material Contract;

(m)     commence, settle or compromise any pending or threatened Litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $25,000 individually or in the aggregate;

(n)     pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice;

(o)     terminate or allow to lapse, or modify in any material respect, any material insurance policy, unless replaced with substantially equivalent or more favorable coverage;

(p)     take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(q)     agree or commit to do any of the foregoing.

4.5         Notification of Certain Matters.

(a)     Each Party agrees to promptly notify the other Party upon becoming aware of  any notice or other communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement,  any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and  any Litigation instituted or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against such Party or any its directors, officers or Affiliates, including by any stockholder of such Party, before any Governmental Entity, relating to or involving or otherwise affecting such Party or any of its Subsidiaries, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. The other Party shall have the right to be consulted with respect to the defense of any such Litigation; provided, that subject to Section 4.14, the Party against whom the Litigation has been instituted or threatened shall retain the sole right and complete discretion to determine its own course of conduct with respect to any such Litigation.

(b)     The Company agrees to promptly notify Helios and Helios agrees to promptly notify the Company upon becoming aware of  any facts or circumstances which could result in a decision from a court, patent office or other regulatory agency rendering any of such Party’s Intellectual Property that is material to such Party invalid or unenforceable or  any facts or circumstances, that would, or would reasonably be expected to, affect the validity or enforceability of any of such Party’s Intellectual Property that is material to such Party or impair or constitute a Lien on such Party’s ability to transfer any of such Party’s Intellectual Property.

4.6         No Control of Other Party’s Business; Other Actions.

Nothing contained in this Agreement is intended to give either party the right to control or direct any of the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective business, assets and operations.

4.7          Preparation of Registration Statement; Required Company Vote.

(a)     As promptly as practicable after the execution of this Agreement, Helios and the Company shall cooperate in preparing, and Helios shall file with the SEC, the Registration Statement. Helios shall also file with the SEC any other document, schedule or statement required to be filed by Helios with the SEC in connection with the Merger (each such other filing, a “Required Filing”). The Company shall promptly provide to Helios such information concerning its business affairs and financial statements as, in the reasonable judgment of Helios or its counsel, may be required or appropriate for inclusion in the Registration Statement and any Required Filing pursuant to this Section 4.7, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the Helios’s counsel and auditors in the preparation of the Registration Statement and any Required Filing. Helios shall use its reasonable best efforts to cause the Registration Statement to be filed with the SEC not later than the date that is forty-five (45) calendar days after the date hereof. Helios shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Helios shall use its reasonable best efforts to cause the Information Statement to be mailed to its shareholders as promptly as practicable after the SEC declares the Registration Statement effective, if any. The Parties shall promptly provide copies, consult with each other and cooperate in the preparation of written responses with respect to any written comments received from the SEC with respect to the Registration Statement or any Required Filing and Helios shall promptly advise the Company of any oral comments received from the SEC. The Registration Statement shall, at the time of the Required Company Vote, comply as to form in all material respects with the Securities Act and the rules and regulations promulgated by the SEC thereunder.

(b)     Helios shall make all required filings with respect to the Merger and the transactions contemplated hereby under all applicable Securities Laws, including without limitation the Securities Act and the Exchange Act, the rules of NASDAQ and “blue sky” Laws. Helios will advise the Company promptly (but in any event within one (1) Business Day) after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, any request by the SEC for amendment of the Registration Statement or any Required Filing or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Registration Statement or any Required Filing shall be filed without the approval of both Helios and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Registration Statement or any Required Filing, this right of approval shall apply only with respect to information relating to the other Party’s or its business, financial condition or results of operation. If at any time prior to the Effective Time, any information relating to Helios, Sub or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Helios or the Company that should be set forth in an amendment or supplement to the Registration Statement or any Required Filing, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly (but in any event within one (1) Business Day) notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

(c)     The Company shall use its reasonable best efforts to cause its shareholder(s) to duly approve the Merger and the transactions contemplated by this Agreement, as soon as reasonably practicable after the SEC declares the Registration Statement effective for the purpose of obtaining the Required Company Vote. The Company will (i) use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

(d)     Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in the Registration Statement, at the time the Registration Statement is declared effective by the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion in the Registration Statement, on the date the Information Statement is first mailed to the stockholders of Helios, at the time of the Helios Shareholder Approval and at the Effective Time, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such party specifically for inclusion or incorporation in any Required Filing, at the time any such Required Filing is filed with the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(e)     The Company and Helios shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement in connection with the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained.

4.8         No Solicitation.

(a)     Neither the Company nor Helios shall, nor shall it authorize or permit any of its Affiliates to, and shall not authorize or permit its and its Affiliates’ respective Representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage or otherwise take any action to facilitate any inquiries regarding, or the making of, any proposal or offer that constitutes, or may reasonably be expected to lead to, the submission of any Acquisition Proposal, or, (ii) subject to Section 4.8(b), conduct or engage in any discussions or negotiations with, disclose any non-public information relating to it or any of its Subsidiaries to, afford access to the Assets of it or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, or (iii) subject to Section 4.8(b), approve, endorse or recommend any Acquisition Proposal, or (iv) subject to Section 4.8(b), enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (in each case, whether or not binding) relating to any Acquisition Proposal (each, an “Acquisition Agreement”), or (v) subject to Section 4.8(b), grant any waiver, amendment or release under any standstill or confidentiality agreement or any Anti-takeover Laws or otherwise fail to enforce any of the foregoing (it being understood that the Company and Helios, as applicable, shall immediately take all steps within its power necessary to terminate any waiver that may have been heretofore granted, to any Person other than the Company or any of its Affiliates or Helios or any of Helios’ Affiliates (as applicable), under any such provisions), or (vi) resolve or agree to do any of the foregoing. Subject to Section 4.8(b), neither (x) the Company Board nor any committee thereof shall make, withdraw, amend, modify or materially qualify, in a manner adverse to Helios or Sub, the Company Board Recommendation nor (y) the Helios Board nor any committee thereof, shall make, withdraw, amend, modify or materially qualify, in a manner adverse to the Company, the Helios Board Recommendation, or (in the case of either the Company Board or any committee thereof or the Helios Board or any committee thereof) recommend an Acquisition Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock or Helios Common Stock within five (5) Business Days after the commencement of such offer, or (in the case of the Company Board or any committee thereof) make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions, or (in the case of the Helios Board or any committee thereof) make any public statement inconsistent with the Helios Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Change of Recommendation”). Each of the Company and Helios shall, and shall cause its Affiliates to, cease immediately and cause to be terminated, and shall not authorize or permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of (x) the Company or any of its Subsidiaries or (y) Helios or any of its Subsidiaries, as applicable, that was furnished by or on behalf of the Company and its Affiliates or Helios and its Affiliates, as applicable, to return or destroy (and confirm destruction of) all such information, subject to Section 4.8(b), and shall terminate access of all Persons (other than Helios, the Company and their respective Affiliates and Representatives) to any “data room” with respect to any Acquisition Proposal.

(b)     Provided that the Company or Helios, as applicable, has complied with Section 4.8(a), prior to the receipt of, in the case of the Company, the Required Company Vote, or, in the case of Helios, the Helios Shareholder Approval, the Company Board or the Helios Board, as applicable, directly or indirectly through any Representative, may, subject to Section 4.8(c), (i) participate in negotiations or discussions with any third party that has made a bona fide, unsolicited Acquisition Proposal that the Company Board or the Helios Board, as applicable, determines in good faith, after consultation with the Company’s or Helios’ (as applicable) outside legal counsel and financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal, or (ii) furnish to such third party information relating to (x) the Company or any of its Subsidiaries or (y) Helios or any of its Subsidiaries, as applicable; provided, that all such information provided to such Person has previously been provided to (x) Helios prior to or is provided to Helios (in the case of disclosure by the Company) or (y) the Company or is provided to the Company (in the case of disclosure by Helios) contemporaneously with the provision to such Person, but in each case referred to in the foregoing clauses (i) and (ii), (A) only if the Company Board or the Helios Board, as applicable, determines in good faith, after consultation with the Company’s or Helios’ (as applicable) outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s or the Helios Board’s (as applicable) fiduciary duties under applicable Law and (B) such third party executes a confidentiality agreement that constitutes an Acceptable NDA. Nothing contained in this Section 4.8 shall prevent the Helios Board from disclosing to the Helios’ shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, if the Helios Board determines in good faith, after consultation with Helios’s outside legal counsel, that failure to disclose such position would result in a violation of applicable Law. Any public disclosure by the Company or Helios relating to an Acquisition Proposal (other than, in the case of Helios, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Helios Board expressly publicly reaffirms its approval or recommendation of this Agreement and the Merger in such disclosure, or in the case of a “stop, look and listen” or similar communication with respect to Helios, in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) business day period under Rule 14d-9(f) under the Exchange Act and (ii) two (2) Business Days before the Helios Shareholder Approval.

(c)     The Company shall notify Helios, and Helios shall notify the Company, as applicable, promptly (but in any event within twenty-four (24) hours and prior to engaging in any of the actions under Section 4.8(b)) of (i) any Acquisition Proposal, (ii) any initial request for non-public information concerning the Company or any Company Subsidiary or Helios or any Helios Subsidiary, as applicable, related to, or from any Person or group who would reasonably be expected to make an Acquisition Proposal, or (iii) any initial request for discussions or negotiations related to any Acquisition Proposal. In such notice, the Company or Helios, as applicable, shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, request, or inquiry and provide copies of any written proposals, draft agreements and all draft or executed financing commitments and related documentation. The Company or Helios, as applicable, shall keep the other promptly informed of the status of any such Acquisition Proposal, including any changes to the timing, amount or form of consideration, conditionality or other material terms of (or any other material developments with respect to) any Acquisition Proposal, request, or inquiry including by promptly, and in any event no later than forty-eight (48) hours after receipt by the Company or any of its Representatives or Helios or any of its Representatives, as applicable, providing to Helios or the Company, as applicable, copies of any additional or revised written proposals, requests, inquiries, draft agreements and all draft or executed financing commitments and related documentation. Each of the Company and Helios agrees that it and its Representatives will not enter into any agreement with any Person subsequent to the date hereof that prohibits it from providing any information or materials to the Company or Helios, as applicable, in accordance with, or otherwise complying with, this Section 4.8.

(d)     Except as set forth in this Section 4.8(d), neither the Company Board nor the Helios Board shall make any Change of Recommendation or enter into (or permit any Company Subsidiary or Helios Subsidiary, as applicable to enter into) an Acquisition Agreement. Notwithstanding the foregoing and provided that the Company and Helios, as applicable, have complied with all of their respective obligations set forth in this Section 4.8, at any time prior to, in the case of the Company, the receipt of the Required Company Vote and, in the case of Helios, the receipt of the Helios Shareholder Approval, the Company Board or the Helios Board may, in response to a Superior Proposal, make a Change of Recommendation or enter into (or permit any Company Subsidiary or Helios Subsidiary, as applicable, to enter into) an Acquisition Agreement if, (i) the Company Board or the Helios Board, as applicable, prior to effecting the Change of Recommendation, provides Helios or the Company, respectively, five (5) Business Days prior written notice of its intention to take such action, which notice shall include a description in reasonable detail of such Superior Proposal, (ii) the Company or Helios, as applicable, is and remains in compliance with this Section 4.8; (iii) during the five (5) Business Days following such written notice, (x) the Company Board and, if requested by Helios, its Representatives or (y) the Helios Board and, if requested by the Company, its Representatives, as applicable, have negotiated in good faith with Helios or the Company, respectively, regarding any revisions to the terms and conditions of the transactions contemplated by this Agreement, including the Merger; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Company Board or the Helios Board, as applicable, concludes in good faith, after consultation with the Company’s or Helios’ (as applicable) outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement which Helios or the Company, as applicable, has proposed), that such Acquisition Proposal (if any) continues to constitute a Superior Proposal and the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law. Any material change to the terms, facts and circumstances relating to the Superior Proposal will be deemed to be a new Superior Proposal, as applicable, for purposes of this Section 4.8 and the Company or Helios, as applicable, shall be required to comply again with the requirements of this Section 4.8(d).

(e)     For purposes of this Agreement,  “Acquisition Proposal” means any offer or proposal made by a Person or group on or before August 8, 2016 that would result in such Person or group acquiring, directly or indirectly, beneficial ownership (with respect to securities, within the meaning of Section 13(d) of the Exchange Act) of at least fifteen percent (15%) (based on the fair market value thereof) of the Assets of, equity interest in, or business of, (x) the Company and the Company Subsidiaries, taken as a whole, or (y) Helios and the Helios Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, license, share exchange, business combination, tender offer, sale of shares of capital stock, sale of assets or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, and  “Superior Proposal” means any Acquisition Proposal that if consummated would result in a Person or group owning, directly or indirectly, (A) fifty percent (50%) or more of all classes of outstanding equity securities of (x) the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (y) Helios or of the surviving entity in a merger involving Helios or the resulting direct or indirect parent of Helios or such surviving entity or (B) fifty percent (50%) or more (based on the fair market value thereof) of the Assets of (x) the Company and the Company Subsidiaries (including capital stock of the Company Subsidiaries), taken as a whole, or (y) Helios and the Helios Subsidiaries (including capital stock of the Helios Subsidiaries), taken as a whole, which, in the case of either the immediately preceding clauses (A) and (B) the Company Board (with respect to the Company) or the Helios Board (with respect to Helios) determines in good faith (after consultation with its outside legal counsel and financial advisors) is superior, from a financial point of view, to this Agreement and the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including the relative risks of non-consummation and any changes to the terms of this Agreement proposed by Helios to the Company or by the Company to Helios, as applicable). Anything to the contrary in this Section 4.8 notwithstanding, Acquisition Proposal shall not include any offer or sale by Theodore Farnsworth of his Company Common Stock amounting to less than fifty percent (50%) of the outstanding Common Stock entitled to vote pursuant to the Required Company Vote.

4.9         Access to Information.

(a)     Upon reasonable notice, each Party shall (and shall cause its subsidiaries to) afford to the other Party and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each Party shall (and shall cause its Subsidiaries to) furnish promptly to the other Party and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request.

(b)     Each Party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain confidentiality agreement, dated February 11, 2016 (the “Confidentiality Agreement”), between the Company and Helios. No investigation by either Party shall diminish, obviate or prevent either Party’s reliance upon any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

4.10        Filing with State Office.

Upon the terms and subject to the conditions of this Agreement, Sub and the Company shall execute and file the Articles of Merger with the office of the Secretary of State of the State of Nevada in connection with the Closing.

4.11        Directors’ and Officers’ Indemnification and Insurance.

(a)     For purposes of this Section 4.11,  “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of Helios or the Company or who was serving at the request of Helios or the Company as an officer or director of another corporation, joint venture or other enterprise, and  “Proceeding” shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)     From and after the Effective Time, Helios and the Surviving Corporation shall  indemnify and hold harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and the Company Organizational Documents, and  honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Organizational Documents immediately prior to the Effective Time and ensure that the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and the Company Subsidiaries than are presently set forth in the Company Organizational Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 4.11(b) shall not be amended, repealed or otherwise modified at any time until six (6) years from the Effective Time in a manner that would adversely affect the rights of such Indemnified Person as provided herein except as required by applicable Law. Without limiting the foregoing, in any case in which approval by Helios or the Surviving Corporation is required to effectuate any indemnification or advancement of expenses, Helios or the Surviving Corporation, as applicable, shall direct, at the election of the Indemnified Person, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Helios and the Indemnified Person.

(c)     For a period of six (6) years from the Effective Time, Helios shall maintain in effect for Helios’s directors and officers liability insurance policies in respect of (1) acts or omissions occurring at or prior to the Effective Time with respect to Helios’s directors and officers immediately preceding the Effective Time, and (2) acts or omissions occurring from and after the Effective Time with respect to those directors and officers in office from and after the Effective Time, covering each Indemnified Person on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, that Helios may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Person; provided further, that in satisfying their obligation under this Section 4.11(c), Helios shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of $100,000 (the “Annual Amount”) payable by Helios or the Company for 12 months of coverage under its existing directors’ and officers’ liability insurance policies, it being understood and agreed that Helios shall nevertheless be obligated to provide such coverage as may be obtained for $100,000. Helios will cause such policies to be maintained in full force and effect for their full term.

(d)     Subject to applicable Law, the rights of any Indemnified Person under this Section 4.11 shall be in addition to any other rights such Indemnified Person may have under the certificate of incorporation or bylaws of Helios, the Surviving Corporation or any of the Company Subsidiaries or Helios Subsidiaries under the Delaware General Corporation Law, the NRS or otherwise. The provisions of this Section 4.11 shall survive the consummation of the Merger for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and personal representatives; provided, that in the event that any claim or claims for indemnification set forth in Section 4.11 are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

4.12        Press Releases.

The initial press release concerning the Agreement and the Merger shall be a joint release and, thereafter, so long as this Agreement is in effect, none of Helios, Sub or the Company will disseminate any press release or other public disclosure materially related to this Agreement, the Merger or any other transaction contemplated hereby, without the prior consent of the other Parties hereto; provided, that nothing in this Section 4.12 shall be deemed to prohibit any Party from making any disclosure that its outside legal counsel deems required by Law or the rules or regulations of any applicable securities exchange or Governmental Entity to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance provided, further, that each of Helios and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Helios and the Company and do not reveal material, non-public information regarding the other Parties.

4.13        Takeover Laws; Charter Provisions; No Rights Plan.

(a)     Each of Helios and the Helios Board, the Company and the Company Board shall, take all actions as may be necessary to ensure that no Anti-takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(b)     From the date hereof through the earlier of termination of this Agreement and the Effective Time, neither Helios nor the Company will adopt, approve or agree to adopt, a rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Helios Organizational Documents or Company Organizational Documents that is, or at the Effective Time shall be, applicable to Helios or the Helios Common Stock, or the Company or the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

4.14        Shareholder Litigation.

Each of the Company and Helios shall keep the other Party hereto informed of, and cooperate with such Party in connection with, any shareholder litigation or claim against such Party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, that, notwithstanding any contrary provision of Section 4.3, no settlement in connection with such shareholder litigation shall be agreed to without Helios’ prior written consent.

4.15     Governance Matters.

The Company and Helios shall take all reasonable action to cause, effective at the Effective Time the other Party, the resignations of all such directors and officers of the Company, Helios and the Subsidiaries as shall not be continuing as such following the Effective Time and/or the Company Subsidiaries.

4.16     NASDAQ Listing.

As promptly as reasonably practicable following the date hereof, the Company shall file, at its expense, an initial listing application, together with all applicable supporting documentation, with NASDAQ and shall otherwise use its reasonable best efforts to obtain the listing and admission for trading at or prior to the Effective Time of the Helios Common Stock on a post-Merger basis, including, for the avoidance of doubt, the Helios Common Stock issued as Merger Consideration, on NASDAQ. The Company shall provide all applicable supporting documentation reasonably requested by Helios or NASDAQ in connection with such NASDAQ listing application.

4.17     Voting and Support Agreements.

On or prior to the date hereof, those Persons identified on Schedule 4.17 shall have entered into voting and support agreements, each in the form attached as Exhibits C and D, which, among other things, set forth such Persons’ respective agreements to vote in favor of, as applicable, the Merger and the other transactions contemplated hereby.

4.18     Helios Board of Directors.

The Helios Board shall take such action as required such that, effective as of the Effective Time, the Helios Board shall be comprised of a total of five (5) members, each of whom is identified on Schedule 4.18 and each of whom shall hold office as a director of Helios until the next annual meeting of Helios and until such person’s successor is duly qualified and elected, with Theodore Farnsworth being appointed as the Chairman of the Board as of the Effective Time. Helios and the Company shall each have the right to designate two directors on Schedule 4.18, and the majority in interest of the investors in the Capital Raising Transaction (“CRT Majority”) shall designate a fifth director on Schedule 4.18 (the “CRT Director”). If any person designated by the Company, Helios or such majority in interest becomes unavailable to serve as a director for any reason, then prior to the Effective Time, the Company, Helios or the CRT Majority may replace its designee on Schedule 4.18 by written notice to the others, and Schedule 4.18 shall be deemed amended thereby.

4.19     Amendment to Helios Equity Incentive Plan.

The Helios Board shall duly approve and adopt an amendment to Helios’s 2014 Equity Incentive Plan (the “Helios Equity Plan”) such that the number of shares available for issuance pursuant to awards thereunder, in total, shall equal not more than fifteen (15%) of the outstanding shares of Helios Common Stock on a fully diluted basis immediately after the Effective Time and satisfaction of the conditions to Closing set forth in Article 5 (the “Helios Plan Amendment”), subject to and in accordance with the Post-Merger Capitalization. On the Closing Date, the Helios Board shall grant equity incentive awards under the Helios Equity Plan, as amended, to the persons and in the amounts set forth on Schedule 4.19, to become effective at the Effective Time. On the Closing Date or as soon as commercially practicable thereafter, Helios shall register with the SEC on Form S-8 all of the shares of Helios Common Stock added to the Helios Equity Incentive Plan pursuant to the Helios Plan Amendment.

4.20       Employment Agreements.

Prior to the rendering of the Fairness Opinion, the Helios Board shall duly approve and adopt an employment agreement with each of Parthasarathy Krishnan and Theodore Farnsworth, substantially in the forms to be mutually agreed upon by Helios, the Company and each of Parthasarathy Krishnan, in his capacity as the Chief Executive Officer and interim Chief Financial Officer of Helios and Chief Technology Officer of the Company, and Theodore Farnsworth, in his capacity as Chief Executive Officer of the Company, to become effective as of the Effective Time.

Article 5
Conditions Precedent to Obligations to Consummate

5.1        Conditions to Obligations of Each Party.

The obligations of the Company, Helios and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver (other than the Required Company Vote, which may not be waived in any circumstance) on or prior to the Closing Date of the following conditions:

(a)     Company Shareholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)     Helios Shareholder Approval. Helios shall have obtained the Helios Shareholder Approval.

(c)     Capital Raise. The Capital Raising Transaction shall have been consummated.

(d)     No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby; provided, that the provisions of this Section 5.1(d) shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 4.11 shall have been the cause of, or shall have resulted in, such order or injunction.

(e)     Payment of Legal Fees. The Company shall have paid the Helios Legal Fees and all outstanding fees owed to its counsel G&M prior to the Effective Time.

(f)     Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity or any third party required in connection with the execution, delivery and performance of this Agreement and the other transactions contemplated hereby set forth on Section 5.1(f) of the Company Disclosure Schedule and Section 5.1(f) of the Helios Disclosure Schedule shall have been duly obtained and shall be in full force and effect on the Closing Date.

(g)     NASDAQ Approval. The NASDAQ Approval shall have been obtained, and the shares of Helios Common Stock to be issued in the Merger and issuable pursuant to the Capital Raising Transaction shall have been approved for quotation or listing, as the case may be, on NASDAQ (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(h)     Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no Legal Proceedings for that purpose shall have been initiated or threatened by the SEC.

(i)     Dissenters’ Rights. Holders of no more than one percent (1%) of the outstanding shares of Company Common Stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under the NRS.

(j)     Due Diligence Review. Each of Helios and the Company shall be satisfied, in its sole and absolute discretion, with the results of its due diligence investigation of the other; provided, however, that this condition shall cease to apply from and after the end of the Due Diligence Review Period. Such due diligence review shall include review of schedules and exhibits required to be delivered in connection with the execution of this Agreement which may be delivered up to fifteen (15) calendar days after the date of this Agreement. Failure by any Party to timely deliver any such required schedule or exhibit shall be sufficient cause for any other Party to terminate this Agreement.

(k)     Intentionally omitted.

(l)     Listing. From the date of this Agreement and continuously through the Effective Time, the Helios Common Stock shall be listed on NASDAQ and shall have not been suspended as of the Effective Date by the SEC or NASDAQ from trading on NASDAQ. After receiving the NASDAQ Approval and giving effect to the Merger and the Capital Raising Transaction, no suspension by the SEC or NASDAQ shall have been threatened as of the Effective Date either (A) orally or in writing by the SEC or NASDAQ, or (B) by Helios having fallen below the minimum listing maintenance requirements of NASDAQ.

(m)     Opinion of Financial Advisor. No later than August 8, 2016, the Helios Board shall have received the opinion of a financial advisor to be included in the Registration Statement pursuant to the rules and regulations under the Securities Act to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Merger and the Post-Merger Capitalization, the Reserve Amount Forgiveness and employment agreements described in Section 4.20 were fair, from a financial point of view, to Helios and its stockholders (the “Fairness Opinion”), and such opinion shall have not been modified or withdrawn following the date thereof.

5.2         Conditions to Obligations of Helios and Sub.

The obligations of Helios and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction, or waiver by Helios, on or prior to the Closing Date, of the following additional conditions:

(a)     Representations and Warranties. The representations and warranties of the Company set forth in Article 2 of this Agreement shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to the Company (each, a “Company Materiality Qualifier”)) when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date), provided, that the representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3(b), 2.4(a)(i) and (iii) and 2.6 shall be true and correct in all respects (without giving effect to any Company Materiality Qualifier), when made and as of the Closing Date, as if made at and also with respect to Section 2.30 as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date). Helios shall have received a certificate of an executive officer of the Company to such effect.

(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Helios shall have received a certificate of an executive officer of the Company to such effect.

5.3         Conditions to Obligations of the Company.

The obligations of the Company to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)     Representations and Warranties. The representations and warranties of Helios and Sub set forth in Article 3 of this Agreement shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “Helios Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to Helios or Sub (each, a “Helios Materiality Qualifier”)) when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date), provided, that the representations and warranties of Helios and Sub set forth in (i) Sections 3.1, 3.2, 3.3(b), 3.4(a)(i) and (iii), 3.6 and 3.29 shall be true and correct in all respects (without giving effect to any Helios Materiality Qualifier), when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date). The Company shall have received a certificate of an executive officer of Helios and Sub to such effect.

(b)     Performance of Obligations of Helios. Helios and Sub shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Helios to such effect.

Article 6
Termination

6.1        Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote or the Helios Shareholder Approval (except as otherwise expressly noted):

(a)         by mutual written consent of Helios and the Company, by action of their respective boards of directors;

(b)         by either the Company or Helios if:

(i)     the Effective Time shall not have occurred on or before November 15, 2016, (the “Termination Date”); provided that the Termination Date shall be automatically extended for a period of sixty (60) days in the event that the failure of the Closing to have occurred by the initial Termination Date results primarily by the failure of any of the conditions set forth in Sections 5.1(f), or 5.1(g) or 5.1(h) and provided further, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii)     any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to Section 6.1(b)(ii) shall have used its reasonable best efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party whose material breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(iii)     the Required Company Vote shall not have been obtained;

(iv)     the Helios Shareholder Approval shall not have been obtained;

(v)     either Helios or the Company notifies the other that it is not satisfied with its due diligence investigation of the other, as provided in Section 5.1(j), provided that such notice is delivered during the Due Diligence Review Period; or

(vi)     The NASDAQ Hearings Panel (as defined in NASDAQ Listing Rule 5805) shall have issued a decision to delist Helios from NASDAQ following the hearing scheduled for July 7, 2016.

(c)         by Helios, if:

(i)     the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform  is not cured by the Company within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Helios (or, if earlier the Termination Date), and  would result in a failure of any condition set forth in Sections 5.1 or 5.2; provided that Helios’ right to terminate this Agreement pursuant to this Section 6.1(c)(i) shall not be available if Helios or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.3 not being satisfied;

(ii)      the Company Board shall have made a Change of Recommendation;  the Company enters into a written agreement with respect to an Acquisition Agreement; or  the Company or the Company Board shall have publicly announced its intention to do any of the foregoing;

(iii)     there is a Change of Recommendation by the Helios Board after complying with Section 4.8;

(iv)     Helios enters into an Acquisition Agreement with respect to a Superior Proposal after complying with the requirements of Section 4.8;

(v)     if (x) all of the conditions contained in Section 5.1 and Section 5.3 have been satisfied or waived by the Company (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by the Company at the Closing)) and (y) the Company fails to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.2 or

(d)         by the Company if

(i)     Helios or Sub shall have breached or failed to perform in any respect any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform  is not cured within thirty (30) days following receipt by Helios of written notice of such breach or failure to perform from the Company (or, if earlier, the Termination Date), and  would result in a failure of any condition set forth in Sections 5.1 or 5.3; provided, that the Company’s right to terminate this Agreement pursuant to this Section 6.1(d)(i) shall not be available if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.2 not being satisfied;

(ii)       a Change of Recommendation by the Helios Board shall have occurred;  Helios enters into a written agreement with respect to an Acquisition Agreement; or  Helios or the Helios Board shall have publicly announced its intention to do any of the foregoing;

(iii)     there is a Change of Recommendation by the Company Board after complying with Section 4.8;

(iv)     the Company enters into an Acquisition Agreement with respect to a Superior Proposal after complying with the requirements of Section 4.8; or

(v)     if (x) all of the conditions contained in Section 5.1 and Section 5.2 have been satisfied or waived by Helios (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by Helios at the Closing)) and (y) Helios and Sub fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.2.

6.2         Effect of Termination.

(a)     Except as provided in this Section 6.2, in the event of termination of this Agreement by either the Company or Helios as provided in Section 6.1, this Agreement (other than Section 4.9(b), 4.12, Article 6 and Article 7) shall forthwith become void and there shall be no liability or obligation on the part of Helios, Sub or the Company or their respective Representatives; provided, that the termination of this Agreement shall not relieve any Party from any liability for any fraud or intentional and material breach of this Agreement.

(b)     If (x) Helios shall terminate this Agreement pursuant to Section 6.1(c)(i), (y) the Company shall terminate this Agreement pursuant to Section 6.1(d)(i), (z) Helios or the Company shall terminate this Agreement pursuant to Sections 6.1(b)(i), 6.1(b)(iii) or 6.1(b)(iv), then (i) if the Company shall have entered into an Acquisition Agreement or consummated a transaction in respect of an Acquisition Proposal within twelve (12) months after such termination, then the Company shall pay to Helios an amount equal to $750,000 (the “Company Termination Fee”) or (ii) if Helios shall have entered into an Acquisition Agreement or consummated a transaction in respect of an Acquisition Proposal within twelve (12) months after such termination, then Helios shall pay to the Company an amount equal to $750,000 (the “Helios Termination Fee”), in each case by wire transfer of same day funds on the earlier of the date of entry into the Acquisition Agreement and such consummation. For the avoidance of doubt, any Acquisition Agreement or transaction not arising from an Acquisition Proposal will not generate either a Company Termination Fee or Helios Termination Fee.

(c)     If (x) Helios shall terminate this Agreement pursuant to Sections 6.1(c)(ii)(A), (B) or (C), or (y) the Company shall terminate this Agreement pursuant to Section 6.1(d)(iii) then the Company shall pay to Helios, not later than two (2) Business Days following such termination, an amount equal to the Company Termination Fee.

(d)     If the Company shall terminate this Agreement pursuant to Section 6.1(d)(iv), then the Company shall pay to Helios the Company Termination Fee concurrently with such termination.

(e)     If (x) the Company shall terminate this Agreement pursuant to Sections 6.1(d)(ii)(A), (B) or (C) or (y) Helios shall terminate this Agreement pursuant to Section 6.1(c)(iii), then Helios shall pay to the Company, not later than two (2) Business Days following such termination, an amount equal to the Helios Termination Fee.

(f)     If Helios shall terminate this Agreement pursuant to Section 6.1(c)(iv), then Helios shall pay to the Company the Helios Termination Fee concurrently with such termination.

(g)     For purposes of this Section 6.2, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 4.8(e), except that the reference to “fifteen percent (15%)” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “fifty percent (50%).”

(h)     All payments under this Section 6.2 shall be made by wire transfer of immediately available funds to an account or accounts designated by the receiving party.

(i)     Each Party acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, no Party would enter into this Agreement. Nothing contained in this Section 6.2 shall constitute or shall be deemed to constitute liquidated damages for the intentional breach by any Party of the terms of this Agreement or otherwise limit the rights of any Party. If any Party fails to pay promptly any fees or expenses due pursuant to this Section 6.2, then such Party shall also pay to the Party to whom such payment is due its reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fees or expenses under this Section 6.2, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. Under no circumstances shall (x) the Company be obligated to pay more than one (1) Company Termination Fee or (y) Helios be obligated to pay more than one (1) Helios Termination Fee. If Helios receives a fee pursuant to Sections 6.2(b), 6.2(c), or 6.2(d), then the collection of such fee will be the sole and exclusive remedy of Helios and Sub in respect of any breach of, or inaccuracy contained in the Company’s covenants, agreements, representations or warranties in this Agreement. If the Company receives a fee pursuant to Sections 6.2(b), 6.2(c), or 6.2(d), then the collection of such fee will be the sole and exclusive remedy of the Company in respect of any breach of, or inaccuracy contained in Helios’ and Sub’s respective covenants, agreements, representations or warranties in this Agreement.

6.3        Expenses. Except as otherwise provided herein, including as set forth in Sections 6.2 and 5.1(e), all Expenses shall be borne by the Party incurring such Expenses. Notwithstanding the foregoing, if Helios terminates this Agreement pursuant to Section 6.1(c)(i) or the Company terminates this Agreement pursuant to Section 6.1(d)(i), then the non-terminating Party shall, on or prior to the fifth (5th) day following such termination, pay to the terminating Party an amount in cash (which in no event shall exceed $500,000), by wire transfer of immediately available funds, equal to terminating Party’s actual Expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Article 7
Miscellaneous

7.1         Definitions.

(a)     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acceptable NDA” means a confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms contained in the Confidentiality Agreement with respect to the other Party (provided that such confidentiality agreement may provide that any standstill provisions shall terminate if there is a public announcement that a third party other than the applicable Party has entered into an agreement with the Company with respect to an Acquisition Proposal or a Helios Acquisition Proposal or such third party has publicly announced that it intends to commence a tender offer with respect to the Company’s or Helios’ equity securities).

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Business Day” means a day except (i) a Saturday, (ii) a Sunday, or (iii) another day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Capital Raising Transaction” means a public or private offering, whether or not underwritten, of securities of Helios, which provides Helios with aggregate gross cash proceeds of at least $5,000,000 and up to $10,000,000 before deduction of offering expenses and any underwriter or placement agent fees, discounts or expenses.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the written information set forth in a Disclosure Schedule delivered as of the date of this Agreement to Helios and attached hereto describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, referencing each Section of this Agreement under which such disclosure is being made. Unless reasonably apparent from its face, information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Company Entities” means, collectively, the Company and the Company Subsidiaries.

“Company IP” means: (a) all Intellectual Property relating to the Company Products in which the Company and any of the Company Subsidiaries have an ownership interest; and (b) all other Intellectual Property which the Company and any of the Helios Subsidiaries use and exploit in connection with the manufacture, use, testing, sale, license or other commercialization of the Company Products;

“Company Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or could reasonably be expected to have a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, prospects, business or results of operations of the Company Entities, taken as a whole; provided, that “Company Material Adverse Effect” shall be deemed to exclude the impact of  changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities,  changes or modifications after the date hereof in GAAP or regulatory accounting requirements,  actions and omissions of any of the Company Entities taken with the prior written consent of Helios,  the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement,  general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or  any failure by the Company to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded); provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B) and (G) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or could reasonably be expected to have a disproportionate adverse effect on the Company Entities, as compared to other companies operating in the industry or territory in which the Company Entities operate; or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Company Material Contract” means any Contract that is binding upon the Company or any Company Subsidiary and that: (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (ii) contains covenants that limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or Helios or any of their Affiliates) to compete in any business or with any Person or in any geographic area; (iii) involves the payment to or from any of the Company Entities of $25,000 or more; (iv) relates to Company Intellectual Property (excluding contracts for the use of commercially available software); (v) relates to indebtedness for borrowed money or any third-party financial guaranty, in each case in excess of $100,000; (vi) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract; (vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated; or (viii) contains a “standstill” or similar provision that restricts the ability of the Company, the Company Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

“Company Products” means all products marketed or under development by the Company or any Company Subsidiary.

“Company Services” means all services provided by the Company.

“Company Subsidiaries” means the Subsidiaries of the Company, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, obligation, plan, practice, restriction, promise, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Due Diligence Review Period” means the period from the date of this Agreement until 12:00 PM Pacific time on July 28, 2016 during which the Company and Helios shall complete their respective due diligence review of the other.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Expenses” of a Person means all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of the Capital Raising Transaction, this Agreement, the Confidentiality Agreement and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing, as the case may be, of the Information Statement, the Registration Statement and the other Required Filings and any amendments or supplements thereto, and the solicitation of shareholder approval and all other matters related to the transactions contemplated hereby.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Entity” shall mean any foreign, multinational, supra-national, or domestic arbitrator, court, nation, governmental or quasi-governmental agency, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Helios Common Stock” means the common stock, par value $0.01 per share, of Helios, prior to the Merger.

“Helios Disclosure Schedule” means the written information set forth in the Disclosure Schedule delivered as of the date of this Agreement by Helios to the Company.

“Helios Entities” means, collectively, Helios and all Helios Subsidiaries.

“Helios IP” means (a) all Intellectual Property relating to the Helios Products in which Helios and the Helios Subsidiaries have an ownership of interest, and (b) all other Intellectual Property which Helios and any of the Helios Subsidiaries use and exploit in connection with the manufacturer, use, testing, sale, license or other commercialization of the Helios Products.

“Helios Legal Fees” means the reasonable legal fees on an accountable basis incurred by Helios on or prior to the Effective Date in connection with the Merger, the Registration Statement and any other Required Filing, the NASDAQ Approval, and the closing of the transactions contemplated hereby or thereby, provided that any legal fees in excess of $200,000 in the aggregate shall require the Company’s prior written consent, which consent shall not be unreasonable withheld and any such increases to which the Company consents shall be in increments of not less than $20,000. “Helios Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or could reasonably be expected to have a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, prospects, business or results of operations of the Helios Entities, taken as a whole; provided, that “Helios Material Adverse Effect” shall be deemed to exclude the impact of (A) changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (B) changes or modifications after the date hereof in GAAP or regulatory accounting requirements, (C) actions and omissions of any of the Helios Entities taken with the prior written consent of the Company, (D) the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement, (E) changes in the market price or trading volume of shares of Helios Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Helios Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (G) any failure by Helios to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Helios Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded); provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B), and (F) above shall be considered for purposes of determining whether there has been or could reasonably be expected to be a Helios Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Helios Entities, as compared to other companies operating in the industry or territory in which the Helios Entities operate; or (ii) the ability of Helios to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Helios Material Contract” means any Contract that is binding upon Helios or any Helios Subsidiary and that: (i) would be required to be filed by Helios as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants that limit the ability of Helios or any Helios Subsidiary (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or Helios or any of their Affiliates) to compete in any business or with any Person or in any geographic area; (iii) involves the payment to or from any of the Helios Entities of $100,000 or more; (iv) relates to Helios Intellectual Property (excluding contracts for the use of commercially available software); (v) relates to indebtedness for borrowed money or any third-party financial guaranty, in each case in excess of $100,000; (vi) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract; (vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated; or (viii) contains a “standstill” or similar provision that restricts the ability of Helios, the Helios Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

“Helios Products” means all products marketed or under development by Helios or any Helios Subsidiary.

“Helios Public Disclosure Record” means all documents and information filed by Helios under applicable Securities Laws on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR), during the period commencing January 1, 2014 and ending on the Effective Date, which are publicly available as of the date hereof or as of the Effective Date;

“Helios SEC Documents” means the SEC Documents of Helios.

“Helios Shareholder Approval” means approval by holders of a majority of the issued and outstanding Helios Common Stock of the Merger, the issuance of the Merger Consideration, the Helios Plan Amendment and, if shareholder approval is required by any applicable Law or NASDAQ rules, the Forward Split, the Capital Raising Transaction, the composition of the Helios Board as described in Section 4.18, the employment agreements described in Section 4.20, and each and every component of the foregoing.

“Helios Subsidiaries” means the Subsidiaries of Helios, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Helios in the future and held as a Subsidiary by Helios at the Effective Time.

“Information Statement” means the Information Statement on Schedule 14C to be prepared and filed with the SEC by Helios relating to the approval and adoption by Helios’s shareholders of this Agreement, the Merger and the other transactions contemplated by this Agreement.

“Intellectual Property” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world including all: (i) patents and patent applications, formulae, processes, and inventions and discoveries, whether or not patentable or otherwise subject to registration; (ii) trademarks, service marks, and trade dress trade names, service marks, logos, slogans, and other indicia of origin, and the goodwill associated therewith; (iii) rights in or associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (iv) trade secrets, know-how; and all similar proprietary right; (v) software, software code (in any form, including source code, executable code and object code), subroutines, techniques, and user interfaces and (vi) all registrations, renewals, extensions, combinations, divisions or reissues of, and applications for, any of the rights referred to in the immediately preceding clauses (i) through (v).

“IRS” means the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal Knowledge after reasonable inquiry of the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person.

“Law” means any foreign, federal, state, provincial or local law, statute, code, ordinance, rule, regulation or other requirement.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding, (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any charge of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens reflected (or with respect to liabilities reflected) in the most recent audited financial statements of the Company or any Company Subsidiary or Helios or any Helios Subsidiaries, as applicable; (ii) mechanics’, materialmen’s, workmen’s or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Company Entities or the Helios Entities, as applicable, as presently conducted; (iv) liens for Taxes and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable or are being contested in good faith; (v) with respect to Article 4 hereof, all matters created or caused by or on behalf of, or with the written consent of, Helios; and (vi) restrictions on transfers arising under applicable securities Laws.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors and review or examination of a patent or patent application by a patent office), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“NASDAQ” means the NASDAQ Capital Market.

“NASDAQ Approval” means conditional approval of the NASDAQ Capital Market to list the shares of Helios Common Stock issuable pursuant to this Agreement and the Capital Raising Transaction on the NASDAQ Capital Market, including, without limitation, a decision by the NASDAQ Hearings Panel to continue the listing of Helios on the NASDAQ Capital market without any appeal of such decision having been initiated by the staff of NASDAQ, with final approval of the NASDAQ being subject only to Helios or the Company satisfying certain customary filing requirements of the NASDAQ.

“Order” means any administrative award, settlement, decree, injunction, judgment, quasi-judicial decision or award, ruling or writ of any Governmental Entity.

“Organizational Documents” means with respect to any entity, the certificate or articles of incorporation and bylaws of such entity or any similar charter or other organizational documents of such entity.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Party” means any of Helios, Sub or the Company, and “Parties” means Helios, Sub and the Company.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Real Property” means the Leased Real Property.

“Registered IP” means all Intellectual Property that is registered, filed or issued with, by or under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing;

“Registration Statement” means the registration statement on Form S-4, and any amendment or supplement thereto, pursuant to which the shares of Helios Common Stock issuable in the Merger will be registered with the SEC, in which the Information Statement will be included as a prospectus.

“Regulatory Authorities” means, collectively, the SEC, NASDAQ, the Federal Trade Commission, the Department of Justice, any state securities commission or securities regulatory authority and any securities commissions or other securities regulatory authorities in all other foreign, federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities (whether domestic or foreign) having jurisdiction over the Parties and their respective Subsidiaries.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

“Representative” means any director, officer, employee, Affiliate, investment banker, financial advisor, attorney, accountant, consultant or other representative or agent engaged by a Person.

“Required Company Vote” means the affirmative vote by written consent or at an annual or special meeting of the stockholders of the Company at which a quorum is present, in accordance with the NRS and the bylaws of the Company, of holders of the Company Common Stock representing at least a majority of the voting power of the stockholders.

“Returns” means all reports, forms, elections, designations, information statements and returns (whether in tangible, electronic or other form) including any amendments, schedules, attachments, supplements, appendices and exhibits thereto relating to, or required to be filed or prepared in connection with any Taxes.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, forms, schedules, agreements (oral or written), registration statements, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) filed, or required to be filed, by a Party with the SEC pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means, as applicable, the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, U.S. and state securities laws and the rules and regulations and published policies of any Regulatory Authority as now in effect and as they may be promulgated or amended thereunder, from time to time.

“Sub Common Stock” means the common stock, par value $0.001 per share, of Sub.

“Subsidiaries” means all those corporations, associations or other business entities of which the entity in question either (i) owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a manager or a managing member; (iv) otherwise has the ability to elect a majority of the directors, trustees, managers, or managing members thereof; or (v) under GAAP consolidates in its financial statements.

“Surviving Corporation” means the Company as the surviving corporation in the Merger.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, whether imposed directly or through withholding, whether disputed or not, and including any interest, penalties and additions imposed thereon or with respect thereto, and any Liability for payment of any amounts described in above, whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of any Tax sharing, Tax indemnity or Tax allocation Contract or any other express or implied agreement to indemnify or otherwise succeed to, assume, or bear responsibility for the Taxes of any other Person, as a withholding agent or collection agent, or otherwise through operation of Law.

“Tax Laws” means any Laws relating to Taxes.

“Tax Liability” means any Liability in respect of Taxes.

“Tax Return” means any report, return, information return or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or the Company Subsidiaries, and any schedule, attachment or amendment to any Tax Return.

The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Term	Page
Acquisition Agreement	43
Acquisition Proposal	46
Agreement	1
Annual Amount	48
Anti-takeover Laws	21
Articles of Merger	2

Term	Page
Balance Sheet Date	8
Book-Entry Share	4
Change of Recommendation	43
Closing	2
Closing Date	2
Code	1
Company	1
Company Board	1
Company Certificate	4
Company Materiality Qualifier	53
Company Termination Fee	56
Company Audited Financial Statements	11
Company Financial Statements	11
Company Material Adverse Effect	53
Company Securities	10
Company Unaudited Financial
Statements	10
Confidentiality Agreement	47
Converted Shares	3
NRS	2
Effective Time	2
ERISA	20
ERISA Affiliate	20
Exchange Agent	5
Exchange Ratio	3
Helios	1
Helios Board	1
Helios Financial Statements	25
Helios Materiality Qualifier	53
Helios Termination Fee	56
HMGS	24
HMIT	40
Indemnified Person	47
Initial Company Interim Financial
Statements	10
Merger	2
Merger Consideration	4
Multiemployer Plan	20
Plans	20
Proceeding	47
Reserve Amount Forgiveness	39
Reviewed Company Interim Financial Statements	11
Sarbanes-Oxley Act	24
Sub	1
Superior Proposal	46
Termination Date	54

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender.

7.2     Non-Survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 4.10 and those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 7.

7.3     Disclosure Schedules.

The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such disclosure schedules, that such information is required to be listed in such disclosure schedules or that such information is material to any party or the conduct of the business of any party.

7.4     Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply or mandatory principles of law require the application of the law of another jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court thereof and the United States District Court, Southern District of New York and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.13 of this Agreement; provided, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

7.5     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6     Severability; Construction.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.7     Specific Performance.

The Parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such obligations. Accordingly, the Parties agree that, if for any reason any of Helios, Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. The Parties agree that (a) by seeking the remedies provided for in this Section 7.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under the terms of this Agreement in the event that the remedies provided for in this Section 7.7 are not available or otherwise are not granted and (b) nothing contained in this Section 7.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.7 before exercising any termination right under Article 6 (and, if applicable, pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 7.7 or anything contained in this Section 7.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter.

7.8     Entire Agreement.

This Agreement and the Confidentiality Agreement contain the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

7.9     Amendments.

This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Required Company Vote, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

7.10     Extension; Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

7.11     Parties in Interest.

Except for  the rights of the Company shareholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement (of which the shareholders are the intended beneficiaries following the Effective Time) and  the rights to continued indemnification and insurance pursuant to Section 4.10 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Helios. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Helios.

7.12     Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

7.13     Notices.

All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon non-automated confirmation of receipt when transmitted via facsimile or electronic mail (but only if followed by transmittal by nationally recognized overnight courier or by hand for delivery on the next Business Day), or (c) on receipt (or refusal to accept delivery) after dispatch by registered or certified mail (return receipt requested), postage prepaid, or by a nationally recognized overnight courier (with confirmation), addressed, in each case, as follows:

If to the Company prior to the Effective Time:	Zone Technologies, Inc. 801 Brickell Ave. Suite 900 Miami, Florida 33131 Attention: Theodore Farnsworth Facsimile: (305) 402-2226 Email: tfarnsworth@redzonemap.com

with a copy to (which shall not constitute notice):	Grushko & Mittman, P.C. 515 Rockaway Avenue Valley Stream, New York 11581 Attention: Barbara R. Mittman, Esq. Facsimile: (212) 697-3575 Email: barbara@grushkomittman.com

If to Helios or Sub or, from and after the Effective Time, the Company:	Helios and Matheson Analytics Inc. Empire State Building 350 5th Avenue New York, New York 10118 Attention: Parthasarathy Krishnan, CEO Facsimile: (212) 979-2517 Email: pat.k@hmny.com

with a copy to (which shall not constitute notice):	Mitchell Silberberg & Knupp, LLP 11377 W. Olympic Blvd. Los Angeles, CA 90064 Attention: Kevin Friedmann, Esq. Facsimile: (310) 231-8306 Email: kxf@msk.com

7.14     Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.15     Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

7.16     Recitals. The Recitals of this Agreement are incorporated herein as though fully set forth herein.

7.17     Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto. This Agreement shall be interpreted and applied in a manner which is consistent with the classification of the Merger as a reorganization under Code section 368(a).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HELIOS AND MATHESON ANALYTICS INC.

By: /s/ Parthasarathy Krishnan

       Name: Parthasarathy Krishnan

       Title: Chief Executive Officer

ZONE ACQUISITION, INC.

By: /s/ Parthasarathy Krishnan

       Name: Parthasarathy Krishnan

       Title: President

ZONE TECHNOLOGIES, INC.

By: /s/ Theodore Farnsworth

       Name: Theodore Farnsworth

       Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]